Filed Pursuant to Rule 424(b)(3)

Registration No. 333-118053

Prospectus Supplement No. 11 dated July 24, 2009

(to Prospectus dated July 7, 2008)

Sensus Metering Systems Inc.

$275,000,000

8 5/8% Senior Subordinated Notes due 2013

This Prospectus Supplement No. 11 supplements the Prospectus, dated July 7, 2008, as supplemented, relating to our 8 5/8% Senior Subordinated Notes due 2013 (the “notes”). Goldman, Sachs & Co. is continuing to make a market in the notes pursuant to the Prospectus, as supplemented.

This Prospectus Supplement No. 11 is comprised of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on July 24, 2009.

This Prospectus Supplement No. 11 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, as supplemented. This Prospectus Supplement No. 11 updates information in the Prospectus, as supplemented, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 11 supersedes the information contained in the Prospectus, as supplemented.

Before you invest in the notes, you should read the Prospectus, as supplemented, and other documents we have filed with the Securities and Exchange Commission for more complete information about us and an investment in the notes. You may obtain these documents for free by visiting the Securities Exchange Commission’s website at www.sec.gov.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented, or this Prospectus Supplement No. 11 is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page 8 of the Prospectus.

The date of this Prospectus Supplement No. 11 is July 24, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 27, 2009

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 333-113658

Sensus (Bermuda 2) Ltd.	Sensus USA Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 400, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4000

(Registrants’ telephone number, including area code)

Sensus Metering Systems (Bermuda 2) Ltd.	Sensus Metering Systems Inc.
(Former name, former address and former fiscal year, if changed since last report)	(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer  ☒    Smaller reporting company  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of July 20, 2009, Sensus (Bermuda 2) Ltd. had 12,000 common shares outstanding, all of which were owned by Sensus (Bermuda 1) Ltd., and Sensus USA Inc. had 283.603994 shares of common stock outstanding, all of which were owned by Sensus (Bermuda 2) Ltd.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

SENSUS (BERMUDA 2) LTD.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share and share data)

	June 27, 2009	March 31, 2009
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27.9	$37.9
Accounts receivable:
Trade, net of allowance for doubtful accounts of $1.2 at June 27, 2009 and March 31, 2009	112.6	112.8
Other	2.6	2.9
Inventories, net	68.5	66.4
Prepayments and other current assets	19.4	11.8
Deferred income taxes	6.5	6.5
Deferred costs	13.1	10.6

Total current assets	250.6	248.9
Property, plant and equipment, net	134.2	131.5
Intangible assets, net	184.5	187.3
Goodwill	401.9	394.5
Deferred income taxes	39.3	39.5
Deferred costs	117.6	88.7
Other long-term assets	23.4	21.9

Total assets	$1,151.5	$1,112.3

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$81.7	$87.1
Accruals and other current liabilities	76.7	80.7
Current portion of long-term debt	38.5	38.5
Short-term borrowings	4.9	4.9
Income taxes payable	—	2.9
Restructuring accruals	8.8	7.3
Deferred revenue	23.1	19.0

Total current liabilities	233.7	240.4
Long-term debt, less current portion	395.5	395.5
Pensions	47.1	44.4
Deferred income taxes	76.4	76.4
Deferred revenue	199.3	149.8
Other long-term liabilities	34.3	27.6

Total liabilities	986.3	934.1
Commitments and Contingencies (Note 12)
STOCKHOLDER’S EQUITY:
Common stock, par value $1.00 per share, 12,000 shares authorized, issued and outstanding	—	—
Paid-in capital	245.4	245.4
Accumulated deficit	(94.4)	(79.3)
Accumulated other comprehensive income	1.4	0.2

Total stockholder’s equity	152.4	166.3

Noncontrolling interest	12.8	11.9

Total equity	165.2	178.2

Total liabilities and equity	$1,151.5	$1,112.3

The accompanying notes are an integral part of these consolidated financial statements.

SENSUS (BERMUDA 2) LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

(unaudited)

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
NET SALES	$145.0	$185.1

COST OF SALES	114.9	139.5

GROSS PROFIT	30.1	45.6

OPERATING EXPENSES:
Selling, general and administrative expenses	35.3	33.4
Restructuring costs	6.8	1.3
Amortization of intangible assets	2.8	3.6
Other operating expense, net	0.8	0.7

OPERATING (LOSS) INCOME	(15.6)	6.6

NON-OPERATING (EXPENSE) INCOME:
Interest expense, net	(9.0)	(9.8)
Other income, net	1.5	0.3

LOSS BEFORE INCOME TAXES	(23.1)	(2.9)

BENEFIT FOR INCOME TAXES	(8.8)	(0.8)

CONSOLIDATED NET LOSS	(14.3)	(2.1)

LESS: NET INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	(0.8)	(0.4)

NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	$(15.1)	$(2.5)

The accompanying notes are an integral part of these consolidated financial statements.

SENSUS (BERMUDA 2) LTD.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

(in millions)

	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholder’s Equity	Noncontrolling Interest	Total Equity
Balance at March 31, 2009	$—	$245.4	$(79.3)	$0.2	$166.3	$11.9	$178.2
Other comprehensive (loss) income:
Net loss	—	—	(15.1)	—	(15.1)	0.8	(14.3)
Foreign currency translation adjustment	—	—	—	0.9	0.9	—	0.9
Unrealized gain on interest rate swaps, net of tax of $0.3 million	—	—	—	0.3	0.3	—	0.3

Total comprehensive (loss) income					(13.9)	0.8	(13.1)

Foreign currency translation adjustment related to noncontrolling interest	—	—	—	—	—	0.1	0.1

Balance at June 27, 2009	$—	$245.4	$(94.4)	$1.4	$152.4	$12.8	$165.2

The accompanying notes are an integral part of these consolidated financial statements.

SENSUS (BERMUDA 2) LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
OPERATING ACTIVITIES:
Consolidated net loss	$(14.3)	$(2.1)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	6.3	6.9
Amortization of intangible assets	2.8	3.6
Amortization of software development costs	1.7	0.4
Amortization of deferred financing costs	0.7	0.7
Net gain on foreign currency transactions	(1.0)	(0.5)
Changes in assets and liabilities used in operations:
Accounts receivable	3.0	(6.2)
Inventories	(0.5)	(0.8)
Other current assets	1.1	(4.4)
Accounts payable, accruals and other current liabilities	(11.3)	(1.1)
Income taxes payable	(11.0)	—
Deferred revenue less deferred costs primarily from long-term AMI electric and gas contracts	22.3	8.2
Other	(1.6)	0.5

Net cash (used in) provided by operating activities	(1.8)	5.2

INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(6.5)	(6.0)
Software development costs	(2.3)	(1.9)

Net cash used in investing activities	(8.8)	(7.9)

FINANCING ACTIVITIES:
Increase in short-term borrowings	—	0.1
Principal payments on debt	—	(7.0)

Net cash used in financing activities	—	(6.9)
Effect of exchange rate changes on cash	0.6	0.6

DECREASE IN CASH AND CASH EQUIVALENTS	(10.0)	(9.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	$37.9	$37.6

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27.9	$28.6

SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
Cash paid during the period for:
Interest	$12.6	$14.8

Income taxes, net of refunds	$2.0	$0.5

The accompanying notes are an integral part of these consolidated financial statements.

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. General

Description of Business

Sensus (Bermuda 2) Ltd. (“Bermuda 2”), a wholly owned subsidiary of Sensus (Bermuda 1) Ltd. (“Bermuda 1”), together with its subsidiaries, referred to herein as the Company, is a leading provider of advanced metering and related communications solutions to the worldwide utility industry. The Company is a global manufacturer of water, gas, heat and electric meters including comprehensive metering communications system solutions that include both automatic meter reading (“AMR”) and advanced metering infrastructure (“AMI”) systems. In addition, the Company produces pipe joining and repair products for water and natural gas utilities and is a supplier of precision-manufactured aluminum die castings.

The Company was formed on December 18, 2003 through the acquisition of the metering systems and certain other businesses of Invensys plc (“Invensys”). Prior to the acquisition, the Company had no active business operations. The metering systems businesses operated by Invensys prior to the acquisition are referred to herein as “Invensys Metering Systems.”

Effective as of June 25, 2009, the name of Sensus Metering Systems (Bermuda 2) Ltd. was changed to Sensus (Bermuda 2) Ltd. and, effective as of July 2, 2009, the name of Sensus Metering Systems Inc. was changed to Sensus USA Inc.

Presentation

The accompanying consolidated financial statements are unaudited and have been prepared by the Company’s management in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information related to the Company’s organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary for the fair presentation of the unaudited consolidated financial statements have been included, and the unaudited consolidated financial statements present fairly the financial position and results of operations for the interim periods presented. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended March 31, 2009 and related notes thereto included in the Company’s Annual Report on Form 10-K as filed with the SEC.

The accompanying consolidated financial statements present results of the Company for the fiscal quarters ended June 27, 2009 and June 28, 2008. The Company operates on a 4 week, 4 week, 5 week financial and business closing schedule for all periods, except year end, which is March 31, and the fiscal half, which is September 30. Operating results for interim periods are not necessarily indicative of the results that may be achieved for the full year.

Reclassifications

Certain prior year financial statement captions have been reclassified to conform to the current year presentation.

Adoption of Accounting Pronouncements

On April 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R establishes principles and

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, any noncontrolling interest and the goodwill acquired in the business combination at the acquisition date. FAS 141R also establishes principles and requirements for how the acquirer determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The Company did not enter into any business combinations during the current fiscal quarter.

On April 1, 2009, the Company adopted FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51 (“FAS 160”). FAS 160 requires the classification of noncontrolling interests as a separate component of equity and net earnings attributable to noncontrolling interests as a separate line item on the face of the income statement. FAS 160 also requires retrospective application of its disclosure and presentation requirements for all periods presented. Accordingly, noncontrolling interests at June 27, 2009 and March 31, 2009, which were previously reported as long-term liabilities, have been reclassified as a separate component of equity. Furthermore, the net loss attributable to noncontrolling interest for the fiscal quarters ended June 27, 2009 and June 28, 2008 has been presented as a separate line item on the Company’s consolidated statements of operations. Comprehensive loss for the fiscal quarters ended June 27, 2009 and June 28, 2008 was also adjusted to include the comprehensive income attributable to noncontrolling interests.

Revenue Recognition

The Company recognizes revenue in accordance with the following GAAP:

•	SEC Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”)

•	AICPA Statement of Position No. 97-2, Software Revenue Recognition (“SOP 97-2”)

Under SAB 104, revenues are recognized when a) persuasive evidence of an arrangement exists, b) delivery has occurred or services have been rendered, c) the sales price is fixed or determinable and d) collectability is reasonably assured. The Company has certain sales rebate programs with some customers that periodically require rebate payments. The Company estimates amounts due under these sales rebate programs at the time of shipment. Net sales relating to any particular shipment are based upon the amount invoiced for the shipped goods less estimated future rebate payments and sales returns and allowances. These estimates are based upon the Company’s historical experience. The Company records an allowance for sales returns based on the historical relationship between shipments and returns. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

In connection with its Advanced Metering Data Systems, L.L.C. (“AMDS”) acquisition, the Company began to deploy its new advanced, fixed network AMI technology under long-term contracts, generally up to 20 years. These contracts contain multiple elements, including hardware, software, project management and installation services as well as ongoing customer support. Such arrangements are subject to the four revenue recognition criteria identified above, as well as to the guidance in SOP 97-2. Among other things, this guidance requires the allocation of the aggregate contract value to each of the respective elements based on vendor-specific objective evidence (“VSOE”) of fair value and establishes the timing of revenue recognition for each of those elements. VSOE of fair value is the price at which an element of a multiple-element contract is sold on a stand-alone basis, and it is on this basis that the aggregate contract value is allocated to each of the elements in the contract.

If the Company is unable to establish sufficient VSOE of fair value for the undelivered elements of its long-term contracts, such as those with certain AMI electric and gas utility customers, the total consideration received in the arrangement for products delivered and services provided is recognized ratably over the life of the contract, generally 10 to 20 years. The Company has not established VSOE of fair value on these contracts since there is

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

not sufficient history of stand-alone customer support sales. As a result, the Company is currently required to defer recognition of a substantial portion of its revenue primarily from AMI electric and gas utility customers with which it has long-term contracts for the deployment of AMI technology systems.

This accounting for revenue recognition has no effect on cash flow as billings to customers under these long-term AMI electric and gas contracts occur when the network infrastructure and related endpoints are deployed and the associated costs are incurred, generally over the first several years of the contract term.

Deferred Revenue and Deferred Costs

Deferred revenue and associated incremental direct costs result primarily from long-term AMI electric and gas contracts whereby the Company has deployed metering infrastructure, shipped product or performed services, including billing customers for the products and services, but for which all revenue recognition criteria for accounting purposes have not yet been met (see Revenue Recognition above). Deferred revenue and deferred costs are shown separately within total liabilities and total assets, respectively, in the accompanying consolidated balance sheets and are classified as current or long term based on the period such amounts will be realized.

The following represents a reconciliation of the deferred revenue and deferred costs, net of amortization, for the periods presented (in millions):

	June 27, 2009	March 31, 2009
Current deferred revenue related to:
Primarily long-term AMI electric and gas contracts	$22.7	$18.6
Other	0.4	0.4

Total	$23.1	$19.0

Long-term deferred revenue related to:
Primarily long-term AMI electric and gas contracts	$197.8	$148.2
Other	1.5	1.6

Total	$199.3	$149.8

Current deferred costs primarily related to long-term AMI electric and gas contracts	$13.1	$10.6

Long-term deferred costs primarily related to long-term AMI electric and gas contracts	$117.6	$88.7

Stock-Based Compensation

Bermuda 1 maintains a Restricted Share Plan (the “Plan”) that provides for the award of restricted common shares to officers, directors and consultants of the Company. The restricted shares issued pursuant to the Plan are service time vested over five years from the date of grant, provided that no vesting occurs prior to the second anniversary of the date of grant. In addition, the vesting of the restricted shares may accelerate upon the occurrence of certain stated liquidity events. Common shares awarded under the Plan are subject to restrictions on transfer, repurchase rights and other limitations as set forth in the related management subscription and shareholders’ agreement. As of June 27, 2009, there were 2,000,000 restricted shares of Bermuda 1 authorized and 999,000 shares issued and outstanding under the Plan. The outstanding restricted shares were purchased for $0.01 of cash consideration. No awards were granted under the Plan in the fiscal quarters ended June 27, 2009 and June 28, 2008.

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment, which requires that the compensation cost related to share-based payment transactions be recognized in the financial statements based on estimated fair values. The Company performed a fair value analysis of its restricted shares as of the grant date and determined that no compensation expense was required to be recorded. For each reporting period, the Company performs an evaluation of its contingent repurchase rights on an individual employee-by-employee basis. If the Company’s contingent repurchase features become probable, the Company will assess whether liability classification is appropriate. No compensation expense related to the Plan was recognized for the fiscal quarters ended June 27, 2009 and June 28, 2008.

On July 19, 2007, the Company’s board of directors approved the Sensus Metering Systems 2007 Stock Option Plan (the “Option Plan”), as well as a form of Notice of Stock Option Grant and Nonqualified Stock Option Agreement. The Option Plan provides for the issuance of stock options to employees, directors and consultants of the Company and its subsidiaries and affiliates. A total of 1,000,000 shares of Bermuda 1 Class B common stock are available for issuance upon exercise of options granted pursuant to the Option Plan. The options awarded under the Option Plan have a contractual term of 10 years, and are service time vested over five years from the date of grant, provided that no vesting occurs prior to the second anniversary of the date of grant, and vesting may accelerate upon the occurrence of certain stated liquidity events. During the fiscal quarter ended June 27, 2009, no stock options were granted under the Option Plan, and as of June 27, 2009, no stock options were vested.

Fair Value Measurements

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“FAS 157”). In February 2008, FAS 157 was amended by FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for those recognized or disclosed on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. Beginning in the current fiscal quarter, the measurement and disclosure requirements of FAS 157 were adopted fully for financial as well as non-financial assets and liabilities.

FAS 157 as amended was effective for the Company as of April 1, 2008 for financial assets and financial liabilities and nonfinancial assets and nonfinancial liabilities measured on a recurring basis. FAS 157 defines fair value, establishes a framework for measuring fair value, including consideration of non-performance risk, and expands disclosures about fair value measurements. FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price).

FAS 157 also establishes a fair value hierarchy that categorizes and prioritizes the inputs used to estimate fair value into three levels based upon their observability. Level 1 has the highest priority and level 3 the lowest. If an input is based on bid and ask prices, FAS 157 permits the use of a mid-market pricing convention. The three levels of the fair value hierarchy are defined as follows:

•	Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•

Level 2 inputs are other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices (in non-active markets or in active markets for similar assets or liabilities), inputs other than quoted prices that are observable, and inputs that are not directly observable, but that are corroborated by observable market data.

•

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to the extent that observable inputs are not available, allowing for situations in which there is little, if any, market activity for an asset or liability.

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the current fiscal quarter, FAS 157 affects only the Company’s derivative instruments disclosures in Note 5 Financial Instruments.

Fair Value of Financial Instruments

In April 2009, the Company adopted FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosure about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements. It also amends APB 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.

The carrying amounts of cash, trade receivables and trade payables approximated fair values as of June 27, 2009 and March 31, 2009. The estimated fair value of the Company’s term loans and revolving credit facility borrowings was $152.9 million and $143.9 million at June 27, 2009 and March 31, 2009, respectively. The estimated fair value of the Company’s $275.0 million of 8 5/8% senior subordinated notes due in 2013 (the “Notes”) was approximately $242.0 million and $228.3 million at June 27, 2009 and March 31, 2009, respectively. The fair value of the Notes was determined based upon recent market transactions and dealer indicative pricing.

Recent Accounting Pronouncements

In December 2008, the FASB issued FASB Staff Position No. 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP FAS 132R-1”). FSP FAS 132R-1 provides guidance for disclosures about plan assets of a defined benefit pension or other postretirement plan. The objectives of the disclosures are to provide an understanding of a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, b) the major categories of plan assets, c) the inputs and valuation techniques used to measure the fair value of plan assets, d) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period and e) significant concentrations of risk within plan assets. FSP FAS 132R-1 is effective for the Company’s March 31, 2010 Annual Report on Form 10-K, and will impact disclosure of its pension and other postretirement benefit plan assets.

In May 2009, the FASB issued FASB Statement No. 165, Subsequent Events (“FAS 165”). FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. FAS 165 is currently effective for the Company beginning with the first fiscal quarter of 2010. The adoption of FAS 165 did not have a significant impact upon the accounting for and disclosure of subsequent events.

In June 2009, the SEC released Staff Accounting Bulletin No. 112 (“SAB 112”). SAB 112 amends or rescinds existing portions of the interpretive guidance included in the SEC’s Staff Accounting Bulletin Series to be consistent with the authoritative accounting guidance of FASB Statement No. 141 (revised 2007), Business Combinations (“FAS 141R”) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”). SAB 112 is effective for the Company beginning with the first fiscal quarter of 2010 and will be utilized in conjunction with future business combinations accounted for in accordance with FAS 141R and non-controlling interests accounted for in accordance with FAS 160.

In June, 2009, the FASB issued FASB Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(“FAS 168”). FAS 168 establishes the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative U.S. accounting and reporting standards applicable for all non-governmental entities, with the exception of guidance issued by the SEC and its staff. FAS 168 is effective July 1, 2009 and will apply to all interim periods ending after September 15, 2009. FAS 168 will amend the Company’s disclosure for references to accounting guidance to include reference to the applicable section of the Codification.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the financial statements. Due to various factors affecting future costs and operations, actual results could differ from those estimates.

2. Acquisition

On July 6, 2006, the Company acquired substantially all of the assets and assumed certain liabilities of AMDS for $62.6 million consisting of $49.8 million in cash and 15,000 vested preference shares issued by our parent, Bermuda 1. The Company financed the transaction with equity contributions totaling $30.4 million in cash from Bermuda 1, cash on hand and utilization of the Company’s revolving credit facility. As discussed below, the vested preference shares were subject to mandatory redemption by Bermuda 1 for $15 million at the option of the holder once certain future financial performance targets were achieved.

During fiscal 2008 and 2009, the performance thresholds were achieved related to the vested preference shares. Accordingly, 15,000 vested preference shares were released from restrictions, and in fiscal 2009, AMDS opted to have the 15,000 unrestricted shares redeemed for $15 million in cash. As required by the AMDS purchase agreement, the $15 million was funded by Bermuda 1 during fiscal 2009, and thus the Company’s cash position was not impacted.

The Company is also required to make additional future cash payments to AMDS based on certain financial performance measures of the acquired business through March 2011. Related to the performance of the acquired business, the Company accrued $7.3 million for the fiscal quarter ended June 27, 2009 and $31.6 million cumulatively, net of $5.5 million previously paid in accordance with the purchase agreement ($0.9 million in fiscal 2008 and $4.6 million in fiscal 2009). In the accompanying consolidated balance sheet as of June 27, 2009, $13.8 million is classified as accruals and other current liabilities and $17.8 million is classified as other long-term liabilities. The offset to these gross accrued amounts reflects additional purchase price and is classified as goodwill.

In addition, on the date of acquisition, Bermuda 1 issued 15,000 unvested preference shares to AMDS, which are subject to vesting based on the performance of the acquired business over a five-year period following closing. The redemption value of the unvested preference shares is $15 million if the specified performance thresholds are achieved over the relevant period. During July 2009, the performance thresholds were achieved related to the unvested preference shares, and all of these preference shares became vested. Bermuda 1 is legally obligated to satisfy the future redemption requirements of these preference shares, and thus the Company will not be obligated to provide cash for such requirements.

In accordance with FASB EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, the cumulative accrued amounts to be paid in cash, any additional future cash consideration and the fair value of the unvested preference shares represent additional purchase price and will increase the amount of recorded goodwill when the contingencies are

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

resolved. The AMDS acquisition was accounted for in accordance with Financial Accounting Standards No. 141, Business Combinations, and the operating results have been included in the Company’s consolidated financial statements from the date of acquisition.

3. Goodwill and Identifiable Intangible Assets

Intangible assets consist of tradenames, patents, non-competition agreements, developed technology and customer and distributor relationships. Goodwill of $401.9 at June 27, 2009 represents the excess of the purchase price paid by the Company for Invensys Metering Systems, NexusData, Inc. and AMDS over the fair value of the net assets acquired. The goodwill is attributed to the value placed on the Company being an industry leader with market-leading positions in the North American and European water metering markets, the North American clamps and couplings and precision die casting markets and the synergies resulting primarily from AMDS acquisition. The Company is also a market leader in the North American gas metering market, the European heat metering market and the North American water AMI market. The Company has achieved these leadership positions by developing and manufacturing innovative products. In addition, future expansion of AMI technology provides a significant opportunity for the Company. Patents, trademarks, developed technology, customer and distributor relationships and non-competition agreements are stated at fair value on the date of acquisition as determined by an independent valuation firm.

Intangible assets are summarized as follows (in millions):

	June 27, 2009		March 31, 2009
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Intangible assets not subject to amortization:
Goodwill	$401.9	$—	$394.5	$—
Tradenames (indefinite lived)	27.1	—	27.1	—

	429.0	—	421.6	—
Intangible assets subject to amortization:
Distributor and marketing relationships	194.0	(60.8)	193.8	(58.5)
Developed technology	26.0	(6.3)	26.0	(5.8)
Non-competition agreements	30.5	(30.4)	30.5	(30.3)
Patents	16.1	(11.9)	15.8	(11.5)
Tradenames (definite lived)	0.2	—	0.2	—

	266.8	(109.4)	266.3	(106.1)

Total intangible assets	$695.8	$(109.4)	$687.9	$(106.1)

4. Inventories

Inventories consist of the following (in millions):

	June 27, 2009	March 31, 2009
Raw materials, parts and supplies	$39.8	$36.8
Work in process	11.3	11.3
Finished goods	19.6	20.0
Allowance for shrink and obsolescence	(2.2)	(1.7)

Inventories, net	$68.5	$66.4

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Financial Instruments

The Company utilizes derivative instruments, specifically forward contracts and interest rate swap agreements, to manage its exposure to market risks such as foreign currency exchange and interest rate risks. The Company records derivative instruments as assets or liabilities on the consolidated balance sheet, measured at fair value.

As of June 27, 2009, the Company had one foreign currency forward contract outstanding, with an expiration date of June 29, 2009, to sell approximately $2.8 million, by buying 2.0 million euro. Such contracts are arranged to manage the exposure to foreign currency risks related primarily to certain intercompany receivable and payable balances denominated in those currencies and substantially offset exchange losses and gains on underlying exposures. Gains and losses on these contracts, as well as gains and losses on the items being hedged, are included as a component of other non-operating income (expense) in the Company’s consolidated statements of operations. The Company does not utilize hedge accounting treatment for its forward contracts. For the fiscal quarter ended June 27, 2009, the Company recorded a net gain of $0.1 million on the foreign currency forward contracts, substantially all of which was unrealized. For the fiscal quarter ended June 28, 2008, the Company recorded a net loss of $0.4 million on the forward contracts, which included a $0.2 million realized loss upon settlement of certain contracts.

The Company utilizes interest rate swap agreements to mitigate its exposure to fluctuations in interest rates on variable-rate debt. The Company has entered into various interest rate swap agreements in which it receives periodic variable interest payments at the three-month London Interbank Offered Rate (“LIBOR”) and makes periodic payments at specified fixed rates.

The following table describes the terms of the Company’s interest rate swap agreements:

Trade Dates	Effective Dates	Maturity Dates	Notional Amounts (in millions)	Pay Fixed Rates	Receive Three-Month LIBOR as of June 27, 2009
December 9, 2005	January 20, 2006	September 30, 2010	$50.0	4.927%	1.10688%
March 24, 2006	August 22, 2006	June 30, 2010	50.0	5.121%	0.71625%
November 21, 2007	November 27, 2007	November 27, 2009	20.0	4.034%	0.66000%

Total			$120.0

These interest rate swaps have been designated as cash flow hedges, and changes in the Company’s cash flows attributable to the risk being hedged are expected to be offset by the hedging derivatives. To the extent the swaps provide an effective hedge for accounting purposes, changes in the fair value of the interest rate swaps are reflected in other comprehensive income (loss), net of tax. Any ineffectiveness related to the interest rate swaps will be recorded through earnings in interest expense.

On October 20, 2008, the Company discontinued its hedging relationship on the pay fixed 4.927% receive variable interest rate swap. At that time, accumulated other comprehensive loss associated with this swap was $2.0 million before tax. As of June 27, 2009, the unamortized accumulated other comprehensive loss associated with this swap was $1.3 million before tax. This amount is being amortized to earnings on a straight-line basis through September 30, 2010. Amortization of $0.6 million (net of tax of $0.4 million) is anticipated over the next twelve months. For the fiscal quarter ended June 27, 2009, a loss of $0.3 million was recorded for changes in fair value of the discontinued hedge.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the fiscal quarter ended June 27, 2009, other comprehensive income of $0.2 million (net of tax of $0.2 million) related solely to changes in fair value for the hedged interest rate swaps, and other comprehensive income of $0.1 million (net of tax of $0.1 million) resulted from amortization associated with the discontinued hedge. Other comprehensive income of $1.9 million (net of tax of $1.3 million) for the fiscal quarter ended June 28, 2008 related solely to changes in fair value of the swaps. See Note 10.

Our derivative instruments are valued using modeling techniques that incorporate level 2 observable inputs as defined by FAS 157. Key inputs include interest rate yield curves, foreign exchange rates, spot prices and volatility. The following table presents the fair value measurements of our derivatives and their associated fair value hierarchy level as of June 27, 2009 (in millions):

		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Interest rate swaps	$4.9	$—	$4.9	$—

As of June 27, 2009, interest rate swaps are classified within other long-term liabilities on the Company’s consolidated balance sheet.

6. Restructuring Costs

The following reflects activity associated with costs related to the Company’s restructuring initiatives (in millions):

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
Employee severance and exit costs:
Accrued	$6.4	$1.0
Expensed as incurred	0.4	0.3

Total	$6.8	$1.3

For the fiscal quarter ended June 27, 2009, the Company incurred $6.8 million of restructuring costs primarily related to the rationalization of its water and heat meter product lines across Europe, the Middle East, Africa and South America and an early retirement program in Germany.

On September 18, 2008, Sensus Metering Systems GmbH, Ludwigshafen, a subsidiary of the Company, reached an understanding with its German works council on the general terms of a restructuring of the Ludwigshafen operations. The restructuring is part of a plan adopted by the Company to improve the competitiveness of its German operations. The restructuring is expected to include the closure of certain production lines at the facility and a reduction of approximately 175 employees. As a result of this reduction of employees, the Company expects to record total charges of approximately $20 million of severance and related payroll costs. The Company currently expects that these restructuring measures will be concluded by December 31, 2010. During the current fiscal quarter, the Company accrued $6.2 million for the reduction of approximately 44 employees under this plan. As of June 27, 2009, the Company has cumulatively accrued $11.8 million under this plan. The Company expects to incur additional restructuring costs of approximately $6 million in fiscal 2010.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in restructuring accruals are summarized as follows (in millions):

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
Balance at beginning of year	$9.1	$7.6
Accrual of new committed/announced programs	6.4	1.0
Cash payments	(5.1)	(1.1)
Foreign currency translation adjustment	0.3	—

Balance at end of period	$10.7	$7.5

Current portion	$8.8	$5.1
Non-current portion	1.9	2.4

Total	$10.7	$7.5

Restructuring accruals are reflected within current liabilities and other long-term liabilities on the Company’s consolidated balance sheets. As of June 27, 2009, restricted cash of $3.9 million, consisting of $1.5 million classified as other long-term assets and $2.4 million classified as prepayments and other current assets in the accompanying consolidated balance sheet, was earmarked to fund the Company’s early retirement contracts for certain of its German employees.

7. Warranty Obligations

Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and the Company’s estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Warranty reserves are reflected within accruals and other current liabilities and other long-term liabilities in the accompanying consolidated balance sheets.

Changes in product warranty reserves are summarized as follows (in millions):

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
Balance at beginning of year	$11.7	$10.7
Warranties provision	1.9	2.7
Settlements made	(2.0)	(2.7)
Foreign currency translation adjustment	0.2	0.1

Balance at end of period	$11.8	$10.8

Current portion	$8.8	$7.8
Non-current portion	3.0	3.0

Total	$11.8	$10.8

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Retirement Benefits

The Company has defined benefit plans in Germany and the United States. Pension benefits in Germany for salaried employees generally are based on years of credited service and average earnings. Pension benefits for hourly employees generally are based on specified benefit amounts and years of service. The U.S. defined benefit plan consists of only unionized hourly employees. The Company’s policy is to fund its pension obligations in conformity with the funding requirements of laws and governmental regulations applicable in the respective country.

Net periodic benefit cost for the German pension plan consists of the following (in millions):

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
Service cost	$0.3	$0.2
Interest cost	0.7	0.7
Amortization of prior service cost	—	0.1

Net periodic benefit cost	$1.0	$1.0

Net periodic pension cost for the U.S. pension plan consists of the following (in millions):

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
Service cost	$0.2	$0.3
Interest cost	0.1	0.1
Expected return on plan assets	—	(0.1)

Net periodic benefit cost	$0.3	$0.3

The Company expects to continue to make contributions sufficient to fund benefits paid under its U.S. pension plan. The Company contributed approximately $0.2 million in the current fiscal quarter to its U.S. plan. Such contributions for the current fiscal year will approximate $1.0 million, and additional contributions may be made at the Company’s discretion.

9. Business Segment Information

Reporting Segments. The Company has two principal product groups: utility infrastructure systems products and support products. Utility infrastructure systems products include metering, AMI communications and AMR systems and four principal metering product categories: water, gas, heat and electricity. Support products include pipe joining and repair products and die casting products. The two product groups, plus corporate operations, are organized into two reporting segments: Utility Infrastructure and Related Communication Systems and All Other.

Utility Infrastructure and Related Communication Systems revenues consist solely of third-party sales; and All Other revenues consist of third-party and inter-segment sales.

Inter-segment sales generally approximate cost. Cost of sales is based on standard cost, which includes materials, direct labor, warranty expense, overhead allocation, as well as variances from standard costs. Operating expenses directly associated with the reporting group may include sales, marketing, product development and administrative expenses and amortization of intangible assets.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporate operating expenses, interest expense, amortization of intangible assets and deferred financing costs, and management fees are not allocated to the product lines and are incorporated in the All Other operating segment.

Reporting Segment Products

Reporting Segment	Major Products
Utility Infrastructure and Related Communication Systems (formerly Metering and Related Communication Systems)	Fixed network AMI systems, AMR systems and commercial and residential water, gas, electric and heat meters used by utilities. Fixed network AMI systems include communications technology, hardware and software. AMR systems include handheld and mobile radio-frequency reading systems. All AMI and meter reading system solutions include installation services and ongoing systems support.

All Other	Pipe joining, tapping and repair products that consist principally of pipe couplings, tapping sleeves and saddles, and repair clamps that are used by utilities in pipe joining and pipe repair applications. Die casting products that consist of high quality thin-wall, low porosity aluminum die castings, generally targeting the automotive industry and gas utility markets.

The following tables provide revenue, operating (loss) income and pre-tax loss for each segment (in millions):

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
Segment revenue
Utility infrastructure and related communication systems (1)	$118.3	$153.5
All other	27.4	35.2
Eliminations	(0.7)	(3.6)

Total	$145.0	$185.1

Operating (loss) income
Utility infrastructure and related communication systems (1)	$(15.3)	$4.8
All other	(0.3)	1.8

Total	$(15.6)	$6.6

(Loss) income before income taxes
Utility infrastructure and related communication systems (1)	$(14.3)	$4.8
All other	(8.8)	(7.7)

Total	$(23.1)	$(2.9)

(1)

Utility infrastructure and related communication systems segment revenue for the fiscal quarters ended June 27, 2009 and June 28, 2008 excludes $53.7 million and $20.7 million, respectively, of customer billings primarily related to the deployment under long-term AMI electric and gas contracts that the Company is required to defer under SOP 97-2. Additionally, utility infrastructure and related communication systems operating (loss) income and (loss) income before income taxes for the fiscal

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

quarters ended June 27, 2009 and June 28, 2008 exclude $22.3 million and $8.2 million, respectively, of customer billings less incremental direct costs incurred primarily related to these long-term AMI electric and gas contracts that the Company is required to defer under SOP 97-2 (see Note 1).

Geographic Regions. Net sales to third parties and long-lived assets by geographic region are as follows (in millions):

	Net Sales to Third Parties		Long-Lived Assets
	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008	June 27, 2009	March 31, 2009
North America	$86.6	$112.6	$70.0	$68.9
Europe, Middle East, Africa	46.6	62.1	41.8	40.5
South America	3.6	2.7	1.8	1.6
Asia	8.2	7.7	20.6	20.5

Total	$145.0	$185.1	$134.2	$131.5

Net sales to third parties are attributed to the geographic regions based on the country in which the shipment originates. Amounts attributed to the geographic regions for long-lived assets are based on the location of the entity that holds such assets. Long-lived assets consists of property, plant and equipment, net.

North America geographic net sales to third parties for the fiscal quarters ended June 27, 2009 and June 28, 2008 excludes $53.7 million and $20.7 million, respectively, of customer billings primarily from long-term AMI electric and gas contracts that the Company is required to defer under SOP 97-2 (See Note 1).

10. Comprehensive Loss

Comprehensive loss consists of the following (in millions):

	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008
Consolidated net loss	$(14.3)	$(2.1)
Other comprehensive income (loss):
Foreign currency translation adjustment	0.9	(0.1)
Net gain on interest rate swaps, net of tax (see Note 5)	0.3	1.9

Consolidated comprehensive loss	$(13.1)	$(0.3)

Comprehensive income attributable to the noncontrolling interest	$(0.8)	$(0.4)

Comprehensive loss attributable to controlling interest	$(13.9)	$(0.7)

11. Income Taxes

The income tax benefit for the current fiscal quarter ended June 27, 2009 reflects the Company’s pre-tax loss based on the Company’s estimated annual effective tax rate.

In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes— an interpretation of FASB Statement No. 109, the Company had $3.4 million of unrecognized tax benefits as of June 27, 2009, including interest and penalties, $2.9 million of which is reflected in other long-term liabilities on

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the accompanying consolidated balance sheet. The total amount of net unrecognized tax benefits that, if recognized in a future period, would affect the effective rate was $3.3 million as of June 27, 2009.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. As of June 27, 2009 and March 31, 2009, the Company accrued $0.8 million and $0.7 million, respectively, in other long-term liabilities for interest and penalties.

Due to the expiration of foreign, federal and state statutes of limitations, it is reasonably possible that the Company’s net unrecognized tax benefits may change within the next 12 months by up to $0.5 million.

As of April 1, 2009, the Company is subject to U.S. federal, state and local income tax examination for fiscal years ending March 31, 2006 through 2009. The Company is also subject to non-U.S. income tax examinations for the same period, as well as March 31, 2005.

12. Commitments and Contingencies

The Company is involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of its business involving product liability, product warranty, personal injury, property damage, insurance coverage, intellectual property, contractual disputes and environmental matters. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes these unresolved legal actions will not have a material effect on the financial position or results of operations of the Company.

The Company, as well as many other third parties, has been named as a defendant in several lawsuits filed related to illnesses from exposure to asbestos or asbestos-containing products. The complaints fail to specify which plaintiffs allegedly were involved with the Company’s products, and because the cases are in initial stages, it is uncertain whether any plaintiffs have asbestos-related illnesses or dealt with the Company’s products, much less whether any plaintiffs were exposed to an asbestos-containing component part of the Company’s product or whether such part could have been a substantial contributing factor to the alleged illness. Although we are entitled to indemnification for legal and indemnity costs for asbestos claims related to these products from certain subsidiaries of Invensys under the stock purchase agreement pursuant to which we acquired Invensys Metering Systems, such indemnities, when aggregated with all other indemnity claims, are limited to the purchase price paid by us in connection with the acquisition of Invensys Metering Systems. The Company is unable to estimate the amount of its exposure, if any, related to these claims at this time. The Company does not believe the ultimate resolution of these issues will have a material adverse effect on the Company’s net earnings or financial position.

On January 29, 2009, the Company, along with a number of other automated metering infrastructure vendors, was sued in a patent infringement lawsuit filed by IP Co., LLC (“IP Co.”). The lawsuit was filed in the U.S. District Court for the Eastern District of Texas and alleges that the Company’s FlexNet System infringes two patents allegedly owned by IP Co. The lawsuit seeks unspecified damages for patent infringement, treble damages for intentional infringement, an injunction against further infringement, interest costs and attorneys’ fees.

On March 13, 2009, the Company was sued in a patent infringement lawsuit filed in the U.S. District Court for the Eastern District of Texas by EON Corp. IP Holdings, LLC (“EON”). This lawsuit alleges the infringement of two patents allegedly owned by EON (the “EON Patents”). The lawsuit has not yet been served on Sensus, but alleges that Sensus infringes the EON Patents by “making, using, offering for sale, and/or selling two-way communication networks and/or data systems that fall within the scope of at least one claim of each of the EON Patents.” The lawsuit seeks unspecified damages, an injunction against further infringement, interest costs and attorneys’ fees.

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 23, 2008, the Company was sued in a breach of contract action filed by Cannon Technologies, Inc. (“Cannon”). The lawsuit was filed in the U.S. District Court for the District of Minnesota. The lawsuit alleges breach of contract and breach of warranty with respect to electricity meters sold to Cannon and seeks unspecified damages, interest costs and attorneys’ fees.

The Company entered into contracts that contain product warranties that could require performance under certain conditions. The Company has entered into various agreements that require letters of credit for financial assurance purposes. These letters of credit are available to fund the payment of such obligations. At June 27, 2009, the Company had $15.0 million of letters of credit outstanding that had not been drawn upon with expiration dates ranging from one month to 12 months.

Environmental Matters

The Company is aware of known contamination at the following United States facilities: Russellville, Kentucky; DuBois and Uniontown, Pennsylvania; and Texarkana, Arkansas as a result of historic releases of hazardous materials. The former owner of these sites is investigating, remediating and monitoring these properties. The Company is obligated to reimburse the former owner for a portion of cash paid on the remediation plus interest on cash paid at all sites other than Russellville (the “Reimbursement Sites”), where the former owner pays all remediation costs. The Company is unable to estimate the amount of such costs at this time. In connection with the acquisition of Invensys Metering Systems, certain subsidiaries of Invensys agreed to retain liability for the reimbursement obligations related to the Reimbursement Sites.

In addition, there is contamination in the soil and groundwater at our facility in Ludwigshafen, Germany. We were indemnified by the former owner against costs that may result from the contamination, but have accepted a lump-sum payment from the former owner in return for a release of its indemnity obligations. We also have an indemnity, subject to certain limitations, from certain subsidiaries of Invensys regarding this facility pursuant to the terms of the purchase agreement governing the acquisition of Invensys Metering Systems.

Based on information currently available, the Company believes that future environmental compliance expenditures will not have a material effect on its financial position or results of operations, and has established allowances the Company believes are adequate to cover potential exposure to environmental liabilities. However, as to any of the above-described indemnities, we are subject to the credit risk of the indemnifying parties. If the indemnifying parties are unable to reimburse us of our share of the cost of remediation, additional environmental compliance costs and liabilities could reduce the Company’s future net income and cash available for operations.

13. Debt

The Company’s total indebtedness outstanding consists of the following (in millions):

	June 27, 2009	March 31, 2009
Current portion of U.S. term loan facility	$38.5	$38.5
Short-term borrowings—Rongtai	4.9	4.9

Total current portion of long-term debt	43.4	43.4
U.S. term loan facility	120.5	120.5
Senior subordinated notes	275.0	275.0

Total long-term debt	395.5	395.5

Total debt	$438.9	$438.9

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Stock-Based Compensation

Bermuda 1 maintains a Restricted Share Plan (the “Plan”) that provides for the award of restricted common shares to officers, directors and consultants of the Company. The restricted shares issued pursuant to the Plan are service time vested over five years from the date of grant, provided that no vesting occurs prior to the second anniversary of the date of grant. In addition, the vesting of the restricted shares may accelerate upon the occurrence of certain stated liquidity events. Common shares awarded under the Plan are subject to restrictions on transfer, repurchase rights and other limitations as set forth in the related management subscription and shareholders’ agreement. As of June 27, 2009, there were 2,000,000 restricted shares of Bermuda 1 authorized and 999,000 shares issued and outstanding under the Plan. The outstanding restricted shares were purchased for $0.01 of cash consideration. No awards were granted under the Plan in the fiscal quarters ended June 27, 2009 and June 28, 2008.

On April 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment, which requires that the compensation cost related to share-based payment transactions be recognized in the financial statements based on estimated fair values. The Company performed a fair value analysis of its restricted shares as of the grant date and determined that no compensation expense was required to be recorded. For each reporting period, the Company performs an evaluation of its contingent repurchase rights on an individual employee-by-employee basis. If the Company’s contingent repurchase features become probable, the Company will assess whether liability classification is appropriate. No compensation expense related to the Plan was recognized for the fiscal quarters ended June 27, 2009 and June 28, 2008 related to the restricted shares.

On July 19, 2007, the Company’s board of directors approved the Sensus Metering Systems 2007 Stock Option Plan (the “Option Plan”), as well as a form of Notice of Stock Option Grant and Nonqualified Stock Option Agreement. The Option Plan provides for the issuance of stock options to employees, directors and consultants of the Company and its subsidiaries and affiliates. A total of 1,000,000 shares of Bermuda 1 Class B common stock are available for issuance upon exercise of options granted pursuant to the Option Plan. The options awarded under the Option Plan have a contractual term of 10 years, and are service time vested over five years from the date of grant, provided that no vesting occurs prior to the second anniversary of the date of grant, and vesting may accelerate upon the occurrence of certain stated liquidity events. During the fiscal quarter ended June 27, 2009, no stock options were granted under the Option Plan, and as of June 27, 2009, no stock options were vested.

The fair value of each option award is estimated on the date of grant using the Black-Scholes model. Because the Company does not have publicly traded equity, and does not have a history of issuing stock options, the expected volatility and expected term variables used in the Black-Scholes model were based upon analysis of similar public companies. Expected volatility was based upon historical volatility of similar public companies’ stock prices. Since expected volatility is a measure of both historical and implied volatility, as a point of reference, we then compared this calculated amount to similar public companies’ disclosed expected volatilities for reasonableness. Expected term was developed giving consideration to vesting terms, contractual life and review of disclosure of similar public companies. Given that we do not have publicly traded equity, without a history of granting stock options, we believe this approach provides a reasonable estimate of expected volatility and expected term. The risk-free interest rate was based upon the U.S. Treasury note stripped principal rate corresponding to our estimate of expected term. Expected dividends were $0, as the Company does not anticipate offering dividends on the shares underlying the options.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes each of these variables for grants of stock options during the fiscal quarters ended June 27, 2009 and June 28, 2008:

	Fiscal Quarter Ended June 27, 2009		Fiscal Quarter Ended June 28, 2008
Expected volatility	na	*	37.7%
Expected term (in years)	na	*	5
Risk-free rate	na	*	3.5%
Expected dividends	na	*	—

*	There were no stock options granted during the fiscal quarter ended June 27, 2009.

A summary of option activity during the fiscal quarter ended June 27, 2009 is presented in the table below:

	Shares (in thousands)	Weighted-average exercise price	Weighted-average remaining contractual term in years
Outstanding at March 31, 2009	942	$5.79	9.21
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at June 27, 2009	942	$5.79	8.97

The compensation committee of the Company’s board of directors (the “Compensation Committee”) selects the exercise price. For grants during the fiscal quarter ended June 28, 2008, the exercise price was $5.50. Stock compensation expense recognized in the fiscal quarters ended June 27, 2009 and June 28, 2008 was immaterial. Unrecognized stock compensation expense as of June 27, 2009 is $0.3 million, which is expected to be recognized over a weighted-average period of approximately four years.

Bermuda 1 common shares awarded under the Restricted Share Plan and the Option Plan are generally subject to restrictions on transfer, repurchase rights and other limitations as set forth in the related management subscription and shareholders’ agreement.

15. Guarantor Subsidiaries

The following tables present the condensed consolidating balance sheets at June 27, 2009 (unaudited) and March 31, 2009 and unaudited statements of operations and cash flows for the fiscal quarters ended June 27, 2009 and June 28, 2008 for a) Bermuda 2 (referred to as Parent), b) Sensus USA Inc. (“Sensus USA”), the issuer of the Notes (referred to as Issuer), c) on a combined basis, the subsidiaries of Bermuda 2 that are guaranteeing the Notes (referred to as Guarantor Subsidiaries) and d) on a combined basis, the subsidiaries of Bermuda 2 that are not guaranteeing the Notes (referred to as Non-Guarantor Subsidiaries). Separate financial statements for the Issuer and the Guarantor Subsidiaries are not presented because Sensus USA and the Guarantor Subsidiaries are 100% owned by Bermuda 2, the guarantees are full and unconditional and joint and several, and the Company believes separate financial statements and other disclosures are not material to investors.

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheets (unaudited)

June 27, 2009

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$—	$7.0	$0.4	$20.5	$—	$27.9
Accounts receivable:
Trade, net of allowance for doubtful accounts	—	56.0	12.3	44.3	—	112.6
(To) from affiliates	(1.1)	40.7	(2.4)	(37.2)	—	—
Other	—	—	2.0	0.6	—	2.6
Inventories, net	—	26.1	13.5	28.9	—	68.5
Prepayments and other current assets	—	2.9	8.3	8.2	—	19.4
Deferred income taxes	—	4.6	1.9	—	—	6.5
Deferred costs	—	13.1	—	—	—	13.1

Total current assets	(1.1)	150.4	36.0	65.3	—	250.6

Notes receivable from affiliates	—	433.2	—	29.1	(462.3)	—
Property, plant and equipment, net	—	45.7	24.3	64.2	—	134.2
Intangible assets, net	—	142.4	8.0	34.1	—	184.5
Goodwill	—	333.8	40.6	27.5	—	401.9
Investment in subsidiaries	615.4	197.3	—	—	(812.7)	—
Deferred income taxes	—	2.0	37.3	—	—	39.3
Deferred costs	—	117.6	—	—	—	117.6
Other long-term assets	0.4	20.3	—	2.7	—	23.4

Total assets	$614.7	$1,442.7	$146.2	$222.9	$(1,275.0)	$1,151.5

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$—	$53.9	$6.2	$21.6	$—	$81.7
Accruals and other current liabilities	—	41.2	3.4	32.1	—	76.7
Current portion of long-term debt	—	38.5	—	—	—	38.5
Short-term borrowings	—	—	—	4.9	—	4.9
Income taxes payable	—	8.4	(9.6)	1.2	—	—
Restructuring accruals	—	0.2	—	8.6	—	8.8
Deferred revenue	—	22.9	—	0.2	—	23.1

Total current liabilities	—	165.1	—	68.6	—	233.7

Notes payable to affiliates	462.3	44.8	(48.1)	3.3	(462.3)	—
Long-term debt, less current portion	—	395.5	—	—	—	395.5
Pensions	—	1.2	1.3	44.6	—	47.1
Deferred income taxes	—	59.9	(6.3)	22.8	—	76.4
Deferred revenue	—	199.3	—	—	—	199.3
Other long-term liabilities	—	26.0	5.0	3.3	—	34.3

Total liabilities	462.3	891.8	(48.1)	142.6	(462.3)	986.3

Stockholders’ equity	152.4	550.9	194.3	80.3	(812.7)	165.2

Total liabilities and stockholders’ equity	$614.7	$1,442.7	$146.2	$222.9	$(1,275.0)	$1,151.5

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Balance Sheets

March 31, 2009

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$—	$14.1	$—	$23.8	$—	$37.9
Accounts receivable:
Trade, net of allowance for doubtful accounts	—	59.5	10.2	43.1	—	112.8
(To) from affiliates	(1.0)	34.6	1.9	(35.5)	—	—
Other	—	—	1.3	1.6	—	2.9
Inventories, net	—	27.2	12.5	26.7	—	66.4
Prepayments and other current assets	—	3.3	0.4	8.1	—	11.8
Deferred income taxes	—	4.6	1.9	—	—	6.5
Deferred costs	—	10.6	—	—	—	10.6

Total current assets	(1.0)	153.9	28.2	67.8	—	248.9

Notes receivable from affiliates	—	433.2	—	29.1	(462.3)	—
Property, plant and equipment, net	—	43.8	25.2	62.5	—	131.5
Intangible assets, net	—	144.7	8.0	34.6	—	187.3
Goodwill	—	326.5	40.6	27.4	—	394.5
Investment in subsidiaries	629.2	184.0	—	—	(813.2)	—
Deferred income taxes	—	2.2	37.3	—	—	39.5
Deferred costs	—	88.7	—	—	—	88.7
Other long-term assets	0.4	19.4	(0.1)	2.2	—	21.9

Total assets	$628.6	$1396.4	$139.2	$223.6	$(1,275.5)	$1,112.3

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$—	$52.9	$6.1	$28.1	$—	$87.1
Accruals and other current liabilities	—	48.7	3.5	28.5	—	80.7
Current portion of long-term debt	—	38.5	—	—	—	38.5
Short-term borrowings	—	—	—	4.9	—	4.9
Income taxes payable	—	9.3	(7.1)	0.7	—	2.9
Restructuring accruals	—	—	—	7.3	—	7.3
Deferred revenue	—	18.8	—	0.2	—	19.0

Total current liabilities	—	168.2	2.5	69.7	—	240.4

Notes payable to affiliates	462.3	41.3	(43.9)	2.6	(462.3)	—
Long-term debt, less current portion	—	395.5	—	—	—	395.5
Pensions	—	1.2	1.2	42.0	—	44.4
Deferred income taxes	—	59.9	(6.3)	22.8	—	76.4
Deferred revenue	—	149.8	—	—	—	149.8
Other long-term liabilities	—	19.6	4.7	3.3	—	27.6

Total liabilities	462.3	835.5	(41.8)	140.4	(462.3)	934.1

Stockholders’ equity	166.3	560.9	181.0	83.2	(813.2)	178.2

Total liabilities and stockholders’ equity	$628.6	$1,396.4	$139.2	$223.6	$(1,275.5)	$1,112.3

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Operations (unaudited)

Fiscal Quarter Ended June 27, 2009

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$65.2	$22.1	$61.9	$(4.2)	$145.0
Cost of sales	—	56.9	17.1	45.1	(4.2)	114.9

Gross profit	—	8.3	5.0	16.8	—	30.1

Selling, general and administrative expenses	—	19.3	2.1	13.9	—	35.3
Restructuring costs	—	0.2	—	6.6	—	6.8
Amortization of intangible assets	—	2.4	—	0.4	—	2.8
Other operating expense, net	—	0.8	—	—	—	0.8

Operating (loss) income	—	(14.4)	2.9	(4.1)	—	(15.6)

Non-operating (expense) income:
Interest (expense) income, net	—	(8.3)	0.1	(0.8)	—	(9.0)
Equity in (loss) earnings of subsidiaries	(15.1)	13.1	—	—	2.0	—
Other (expense) income, net	—	(0.1)	—	1.6	—	1.5

(Loss) income before income taxes	(15.1)	(9.7)	3.0	(3.3)	2.0	(23.1)

Provision (benefit) for income taxes	—	0.8	(10.3)	0.7	—	(8.8)

Consolidated net (loss) income	(15.1)	(10.5)	13.3	(4.0)	2.0	(14.3)

Less: Net income attributable to the noncontrolling interest	—	—	—	(0.8)	—	(0.8)

Net (loss) income attributable to controlling interest	$(15.1)	$(10.5)	$13.3	$(4.8)	$2.0	$(15.1)

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Operations (unaudited)

Fiscal Quarter Ended June 28, 2008

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$85.8	$30.3	$76.5	$(7.5)	$185.1
Cost of sales	—	65.0	25.3	56.7	(7.5)	139.5

Gross profit	—	20.8	5.0	19.8	—	45.6

Selling, general and administrative expenses	—	17.7	(0.8)	16.5	—	33.4
Restructuring costs	—	—	—	1.3	—	1.3
Amortization of intangible assets	—	2.3	0.8	0.5	—	3.6
Other operating expense, net	—	0.6	—	0.1	—	0.7

Operating income	—	0.2	5.0	1.4	—	6.6

Non-operating (expense) income:
Interest (expense) income, net	—	(9.1)	0.1	(0.8)	—	(9.8)
Equity in (loss) earnings of subsidiaries	(2.5)	7.2	—	—	(4.7)	—
Other income, net	—	0.1	—	0.2	—	0.3

(Loss) income before income taxes	(2.5)	(1.6)	5.1	0.8	(4.7)	(2.9)

Provision (benefit) for income taxes	—	1.1	(2.3)	0.4	—	(0.8)

Consolidated net (loss) income	(2.5)	(2.7)	7.4	0.4	(4.7)	(2.1)

Less: Net income attributable to the noncontrolling interest	—	—	—	(0.4)	—	(0.4)

Net (loss) income attributable to controlling interest	$(2.5)	$(2.7)	$7.4	$—	$(4.7)	$(2.5)

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Cash Flows (unaudited)

Fiscal Quarter Ended June 27, 2009

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Operating activities
Consolidated net (loss) income	$(15.1)	$(10.5)	$13.3	$(4.0)	$2.0	$(14.3)
Non-cash adjustments	—	7.2	1.2	2.1	—	10.5
Undistributed equity in loss (earnings) of subsidiaries	15.1	(13.1)	—	—	(2.0)	—
Changes in operating assets and liabilities	—	15.9	(13.7)	(0.2)	—	2.0

Net cash (used in) provided by operating activities	—	(0.5)	0.8	(2.1)	—	(1.8)

Investing activities
Expenditures for property, plant and equipment and software development costs	—	(6.6)	(0.4)	(1.8)	—	(8.8)

Net cash used in investing activities	—	(6.6)	(0.4)	(1.8)	—	(8.8)

Effect of exchange rate changes on cash	—	—	—	0.6	—	0.6

(Decrease) increase in cash and cash equivalents	—	(7.1)	0.4	(3.3)	—	(10.0)
Cash and cash equivalents at beginning of year	—	14.1	—	23.8	—	37.9

Cash and cash equivalents at end of period	—	7.0	0.4	20.5	—	27.9

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Condensed Consolidating Statements of Cash Flows (unaudited)

Fiscal Quarter Ended June 28, 2008

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Operating activities
Consolidated net (loss) income	$(2.5)	$(2.7)	$7.4	$0.4	$(4.7)	$(2.1)
Non-cash adjustments	—	5.8	2.2	3.1	—	11.1
Undistributed equity in loss (earnings) of subsidiaries	2.5	(7.2)	—	—	4.7	—
Changes in operating assets and liabilities	—	2.1	(9.4)	3.5	—	(3.8)

Net cash (used in) provided by operating activities	—	(2.0)	0.2	7.0	—	5.2

Investing activities
Expenditures for property, plant and equipment and software development costs	—	(4.8)	(0.4)	(2.7)	—	(7.9)

Net cash used in investing activities	—	(4.8)	(0.4)	(2.7)	—	(7.9)

Financing activities
Increase in short-term borrowings	—	—	—	0.1	—	0.1
Principal payments on debt	—	—	—	(7.0)	—	(7.0)

Net cash used in by financing activities	—	—	—	(6.9)	—	(6.9)

Effect of exchange rate changes on cash	—	—	—	0.6	—	0.6

Decrease in cash and cash equivalents	—	(6.8)	(0.2)	(2.0)	—	(9.0)
Cash and cash equivalents at beginning of year	$—	$10.2	$0.8	$26.6	$—	$37.6

Cash and cash equivalents at end of period	$—	$3.4	$0.6	$24.6	$—	$28.6

SENSUS (BERMUDA 2) LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Subsequent Events

We have evaluated subsequent events through the date of financial statement issuance, July 23, 2009. On June 30, 2009, the Company completed its acquisition of substantially all of the assets and assumption of certain identified liabilities of Telemetric Corporation for approximately $6.8 million in cash at closing and $1.0 million payable within one year of the closing date as defined in the asset purchase agreement. Additional cash consideration may be paid based on the performance of the acquired business through June 2013. The Company financed the transaction primarily with cash on hand and borrowings under our senior credit facilities. The acquisition will be accounted for in accordance with FAS 141R, and the operating results will be included in the Company’s consolidated financial statements from the date of acquisition.

In conjunction with the AMDS acquisition, during July 2009, the performance thresholds were achieved related to the unvested preference shares, and all of these preference shares became vested. Bermuda 1 is legally obligated to satisfy the future redemption requirements of these preference shares, and thus the Company will not be obligated to provide cash for such requirements. See Note 2.

On July 23, 2009, Sensus USA Inc. (“Sensus USA”) and Bermuda 2 entered into Amendment No. 3 and Agreement (the “Amendment”), amending that certain Credit Agreement, dated as of December 17, 2003 (as amended, the “Existing Credit Agreement”), among Sensus USA, as U.S. Borrower, Sensus Metering Systems (Luxco 2) S.AR.L, as European Borrower, Bermuda 2, the lenders and other parties thereto.

The Amendment extends the maturity of certain term loans under the Existing Credit Agreement by providing for approximately $132 million of new tranche B-3 term loans with a maturity date of June 3, 2013, the aggregate amount of which is deemed to convert a like amount of outstanding principal of existing tranche B-1 term loans that had a maturity date of December 17, 2010 under the Existing Credit Agreement. The Amendment provides for an additional $35 million in new tranche B-3 term loans. Furthermore, the Amendment extends the maturity date of Sensus USA’s $70 million in revolving loan capacity under the Existing Credit Agreement from December 17, 2009 to December 17, 2012.

The Amendment provides for a “LIBOR floor” of 2.5% applicable to the tranche B-3 term loans and revolving loans subject to pricing based on adjusted LIBOR and an applicable margin above adjusted LIBOR of 4.5%, which includes, in the case of the revolving loans, a facility fee of 1%. The pricing for the approximately $27 million in tranche B-1 term loans that were not extended will remain at LIBOR plus an applicable margin of 2%.

In addition, the Amendment increases the U.S. letter of credit availability from $20 million to $50 million and modifies certain financial covenants to improve financial flexibility.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report on Form 10-Q includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected financial position, sales, cash flow and other operating results, business strategy, financing plans, forecasted trends related to the markets in which we operate, legal proceedings and similar matters, other than those of historical fact, are forward-looking statements. Our expectations expressed or implied in these forward-looking statements may turn out to be incorrect. Our actual results could be materially different from our expectations because of various risks. These risks include our susceptibility to macroeconomic downturns in the United States and abroad, conditions in the residential, commercial and industrial construction markets and in the automotive industry, our dependence on new product development and intellectual property, and our dependence on independent distributors and third-party contract manufacturers, automotive vehicle production levels and schedules, our substantial financial leverage, debt service and other cash requirements, liquidity constraints and risks related to future growth and expansion. Other important risk factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, our ability to integrate acquired companies, general economic and business conditions, competition, adverse changes in the regulatory or legislative environment in which we operate, and other factors beyond our control.

We operate on a 13-week financial and business closing schedule for all periods, except year end, which is March 31, and the fiscal half, which is September 30. References herein to a fiscal quarter refer to the three-month period ended as of that date. The following management’s discussion and analysis should be read in conjunction with the unaudited consolidated financial statements for the fiscal quarter ended June 27, 2009 and the related notes thereto included in this report and the audited consolidated financial statements for the year ended March 31, 2009 and related notes thereto included in our Annual Report on Form 10-K filed with the SEC.

Effective as of June 25, 2009, we changed the name of Sensus Metering Systems (Bermuda 2) Ltd. to Sensus (Bermuda 2) Ltd. and, effective as of July 2, 2009, we changed the name of Sensus Metering Systems Inc. to Sensus USA Inc. Unless the context otherwise indicates or requires, the use in this Quarterly Report on Form 10-Q of the terms “we,” “us,” “our” or the “Company” refers to Sensus (Bermuda 2) Ltd. and its consolidated subsidiaries. Unless we indicate otherwise, we have rounded dollar amounts to the nearest hundred thousand dollars.

General

We are a leading provider of advanced utility infrastructure systems, metering product technologies and related communication systems to the worldwide utility industry. We have over a century of experience in providing support to utilities. Our technologies, products and systems enable our utility customers to measure, manage and control electricity, water and natural gas more efficiently thereby enhancing conservation of those limited resources. Our products and technologies provide key functionality that will be required for the development of the “Smart Grid” in the United States. We are a leading provider of AMI fixed network radio frequency systems and solutions with a wide range of product offerings to meet the evolving demands of the electric, water, and gas utility sectors. We believe that we are the fastest growing participant in the North American electric metering systems market and the largest global manufacturer of water meters, a leading supplier of AMR devices to the North American water utilities market and a leading global developer and manufacturer of gas and heat metering systems. We are recognized throughout the utility industry for developing and manufacturing metering products with long-term accuracy and robust product features, innovative metering communications systems, as well as for providing comprehensive customer service for all of our products and services. In addition to our advanced utility infrastructure and metering business, we believe that we are the leading North American producer of pipe joining and repair products for water and natural gas utilities and we are a premier supplier of precision-manufactured, thin-wall, low-porosity aluminum die castings.

AMDS Acquisition

On July 6, 2006, the Company acquired substantially all of the assets and assumed certain liabilities of AMDS for $62.6 million consisting of $49.8 million in cash and 15,000 vested preference shares issued by Bermuda 1. The Company financed the transaction with equity contributions totaling $30.4 million in cash from Bermuda 1, cash on hand and utilization of the Company’s revolving credit facility. As discussed below, the vested preference shares were subject to mandatory redemption by Bermuda 1 for $15 million at the option of the holder once certain future financial performance targets were achieved.

During fiscal 2008 and 2009, the performance thresholds were achieved related to the vested preference shares. Accordingly, 15,000 vested preference shares were released from restrictions, and in fiscal 2009, AMDS opted to have the 15,000 unrestricted shares redeemed for $15 million in cash. As required by the AMDS purchase agreement, the $15 million was funded by Bermuda 1 during fiscal 2009, and thus the Company’s cash position was not impacted.

The Company is also required to make additional future cash payments to AMDS based on certain financial performance measures of the acquired business through March 2011. Related to the performance of the acquired business, the Company accrued $7.3 million for the fiscal quarter ended June 27, 2009 and $31.6 million cumulatively, net of $5.5 million previously paid in accordance with the purchase agreement ($0.9 million in fiscal 2008 and $4.6 million in fiscal 2009). In our accompanying consolidated balance sheet as of June 27, 2009, $13.8 million is classified as accruals and other current liabilities and $17.8 million is classified as other long-term liabilities. The offset to these gross accrued amounts reflects additional purchase price and is classified as goodwill.

In addition, on the date of acquisition, Bermuda 1 issued 15,000 unvested preference shares to AMDS, which are subject to vesting based on the performance of the acquired business over a five-year period following closing. The redemption value of the unvested preference shares is $15 million if the specified performance thresholds are achieved over the relevant period. During July 2009, the performance thresholds were achieved related to the unvested preference shares, and all of these preference shares became vested. Bermuda 1 is legally obligated to satisfy the redemption requirements of these preference shares, and thus the Company will not be obligated to provide cash for such requirements.

Recent Event

On June 30, 2009, the Company completed its acquisition of substantially all of the assets and assumption of certain identified liabilities of Telemetric Corporation (“Telemetric”) for approximately $6.8 million in cash at closing and $1.0 million payable within one year of the closing date as defined in the asset purchase agreement. Additional cash consideration may be paid based on performance of the acquired business through June 2013. The Company financed the transaction primarily with cash on hand and borrowings under our senior credit facilities. This purchase is expected to provide us with a significant and established presence in the distribution automation portion of the utility landscape and augment the Company’s AMI and smart grid solutions to electric, water and gas utilities.

Other Information about Our Business

The following table presents, as of the dates indicated, additional information about our operations and business:

	Fiscal Quarter Ended
	June 27, 2009	March 31, 2009	December 27, 2008	September 30, 2008	June 28, 2008	March 31, 2008
Total net sales (in millions)	$145.0	$169.0	$140.4	$176.2	$185.1	$184.8
Employees	3,671	3,838	3,710	3,904	3,864	3,979

Backlog

The Company’s total backlog consists of unshipped orders relating to undelivered contractual commitments and purchase orders. Total backlog at June 27, 2009 was $105.8 million, compared with $108.6 million at June 28, 2008. Total backlog at June 27, 2009 included $5.0 million of unfavorable currency effects. Eliminating the currency impact, total backlog at June 27, 2009 would have been $110.8 million, an increase of $2.2 million, or 2%, compared with the end of the prior corresponding fiscal quarter. In addition, at June 27, 2009 the Company cumulatively had approximately 8.3 million AMI electric and gas endpoints under long-term contracts, of which approximately 3.0 million endpoints had been shipped. The potential aggregate future revenue of unshipped endpoints and services under these contracts was approximately $500 million at June 27, 2009, of which approximately $50 million is included in backlog. No assurance can be made that firm purchase orders will be placed under these contracts.

For Results of Operations and Liquidity and Capital Resources, all dollar amounts and variances in the narrative discussions are rounded to millions; however, percentages are calculated based on dollar amounts depicted in the tables.

Results of Operations

The following table provides summary results of operations of the Company for the periods presented:

(dollars in millions)	Fiscal Quarter Ended June 27, 2009%		Fiscal Quarter Ended June 28, 2008%
Net sales	$145.0	100%	$185.1	100%
Gross profit	30.1	21%	45.6	25%
Selling, general and administrative expenses	35.3	24%	33.4	18%
Restructuring costs	6.8	5%	1.3	1%
Amortization of intangible assets	2.8	2%	3.6	2%
Other operating expense, net	0.8	1%	0.7	—

Operating (loss) income	(15.6)	(11)%	6.6	4%
Interest expense, net	(9.0)	(6)%	(9.8)	(5)%
Other income, net	1.5	1%	0.3	—

Loss before income taxes	(23.1)	(16)%	(2.9)	(1)%
Benefit for income taxes	(8.8)	(6)%	(0.8)	—

Consolidated net loss	(14.3)	(10)%	(2.1)	(1)%
Less: net income attributable to the noncontrolling interest	(0.8)	(1)%	(0.4)	—

Net loss attributable to controlling interest	$(15.1)	(10)%	$(2.5)	(1)%

Fiscal Quarter Ended June 27, 2009 Compared with Fiscal Quarter Ended June 28, 2008

Net Sales.

(dollars in millions)	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008	Dollar Change	Percent Change
Net sales	$145.0	$185.1	$(40.1)	(22)%

Net sales for the fiscal quarter ended June 27, 2009 were lower than the prior corresponding fiscal quarter due to the dynamics of operating in a contracting global macroeconomic climate that was characterized by significant reductions in building and infrastructure investments primarily impacting demands for North

American water and gas products. Net sales outside North America were impacted primarily by unfavorable currency effects compared to the prior corresponding fiscal quarter. In addition, the operating cycle for the current period had 3% fewer working days.

Our net sales exclude certain amounts billed primarily to AMI electric and gas utility customers, which we are required to defer under SOP 97-2. For the fiscal quarters ended June 27, 2009 and June 28, 2008, the billings that we were required to defer under SOP 97-2 were $54 million and $21 million, respectively (See Note 1 under “Notes to Unaudited Consolidated Financial Statements” in Item 1 of this Quarterly Report). This increase is the result of higher shipments of approximately 450,000 AMI electric and gas endpoints under long-term contracts.

Our top ten customers accounted for approximately 27% of net sales for the fiscal quarter ended June 27, 2009, and no individual customer accounted for more than 10% of net sales.

Gross Profit.

(dollars in millions)	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008	Dollar Change	Percent Change
Gross profit	$30.1	$45.6	$(15.5)	(34)%
Gross profit as a percent of net sales	21%	25%	—	(16)%

Gross profit in dollars and as a percentage of net sales for the current fiscal quarter was lower than the prior corresponding fiscal quarter principally due to shifting sales and global macroeconomic events described above, along with additional support costs for increased shipments of approximately 450,000 AMI electric and gas endpoints under long-term contracts, the billings for which we were required to defer under SOP 97-2.

Gross profit excludes $22 million and $8 million for the fiscal quarters ended June 27, 2009 and June 28, 2008, respectively, of billings to customers less incremental direct costs incurred primarily related to the deployment under long-term AMI electric and gas contracts that have been deferred under SOP 97-2 (See Note 1 under “Notes to Unaudited Consolidated Financial Statements” in Item 1 of this Quarterly Report). This deferral has no effect on the Company’s cash flow, as billings to customers occur when the network infrastructure and related endpoints are deployed and the associated costs are incurred.

Selling, General and Administrative (“SG&A”) Expenses.

(dollars in millions)	Fiscal Quarter Ended June 27, 2009	Fiscal Quarter Ended June 28, 2008	Dollar Change	Percent Change
SG&A expenses	$35.3	$33.4	$1.9	6%
SG&A expenses as a percent of net sales	24%	18%	—	33%

SG&A expenses for the fiscal quarter ended June 27, 2009 were higher than prior corresponding fiscal quarter primarily due to our continued investment in infrastructure related to AMI growth, partially offset by favorable foreign currency impacts. The Company’s cost structure reflects the increased spending to support the market demands of the AMI technology migration related to the deployment under long-term AMI electric and gas contracts discussed above.

Restructuring Costs. Restructuring costs for the fiscal quarters ended June 27, 2009 and June 28, 2008 were $7 million and $1 million, respectively, and primarily were due to the restructuring activities associated with our manufacturing operations in Germany.

Amortization of Intangible Assets. Amortization expense relates primarily to the intangible assets consisting of non-competition agreements, customer relationships and other intangible assets recorded at the time of the acquisition of Invensys Metering Systems and the intangible assets consisting of developed technology recorded as a result of the AMDS acquisition. Amortization of intangible assets decreased to $3 million for the fiscal quarter ended June 27, 2009 from $4 million for the fiscal quarter ended June 28, 2008 due primarily to one of our direct customer relationship assets having been fully amortized in fiscal 2009.

Other Operating Expense, Net. Other operating expense, net of $1 million for the current fiscal quarter and prior corresponding fiscal quarter primarily consisted of recurring management fees for The Jordan Company, L.P.

Interest Expense, Net. Interest expense, net decreased $1 million for the fiscal quarter ended June 27, 2009 as compared to the prior corresponding fiscal quarter and reflects the Company’s decision to service debt early and lower interest rates. During the past twelve months, the Company reduced its indebtedness by approximately $8 million.

Other Income, Net. Other income, net was approximately $2 million for the current fiscal quarter and was less than $1 million for the prior corresponding fiscal quarter. Other income, net principally relates to net transactional foreign currency gains and losses.

Benefit for Income Taxes. Income tax benefit was $9 million and less than $1 million for the fiscal quarters ended June 27, 2009 and June 28, 2008, respectively, and reflects the Company’s pre-tax loss based on the Company’s estimated annual effective tax rate.

Consolidated Net Loss. Consolidated net loss of $14 million for the fiscal quarter ended June 27, 2009 increased $12 million compared to our consolidated net loss for the fiscal quarter ended June 28, 2008 as a result of the factors described above.

Net Income Attributable to the Noncontrolling Interest. Net income attributable to the noncontrolling interest relates to the Company’s partner’s share of income or loss from our joint venture entities and increased slightly for the current fiscal quarter as compared to the prior corresponding fiscal quarter due to net improved results of operations of our joint ventures. The Company holds joint venture interests in entities in the Ukraine (51%), Algeria (55%), China (55%) and China (Rongtai) (60%).

Net Loss attributable to Controlling Interest. Net loss attributable to controlling interest of $15 million for the fiscal quarter ended June 27, 2009 increased $13 million compared to the fiscal quarter ended June 28, 2008 as a result of the factors described above.

Liquidity and Capital Resources

During the fiscal quarter ended June 27, 2009, we funded our operating, investing and financing requirements through cash on hand.

Net cash flow (used in) provided by operating activities in the fiscal quarters ended June 27, 2009 and June 28, 2008 was $(2) million and $5 million, respectively. The $7 million decrease in the current fiscal quarter compared to the prior corresponding fiscal quarter was primarily driven by lower cash earnings and payments of accrued expenses and accounts payable, partially offset by cash flow generated from growth in our AMI business, a substantial portion of which was deferred for revenue recognition purposes under SOP 97-2 (see Note 1 under “Unaudited Notes to Consolidated Financial Statements” in Item 1 of this Quarterly Report), and decreased accounts receivable driven by lower sales.

Cash expenditures for restructuring for the fiscal quarters ended June 27, 2009 and June 28, 2008 were $6 million and $1 million, respectively, and were reflected within cash used in operations. As of June 27, 2009, we had $11 million of restructuring accruals reflected on our consolidated balance sheet within current liabilities and other long-term liabilities. Additional cash restructuring expenses of approximately $6 million are expected to be incurred in fiscal 2010.

Cash used in investing activities were $9 million and $8 million for the fiscal quarters ended June 27, 2009 and June 28, 2008, respectively. For the current fiscal quarter and prior corresponding fiscal quarter expenditures for property, plant and equipment (“PP&E”) were $7 million and $6 million, respectively, of which 51% and 38%, respectively, reflected investment in the AMI business. PP&E expenditures were comprised of equipment, molds and tooling for replacement and cost efficiency, and maintenance, safety and expansion that extend useful lives. We incurred software development costs related to the AMI business of $2 million in each of the fiscal quarters ended June 27, 2009 and June 28, 2008. For the remainder of fiscal 2010, we expect to make expenditures for PP&E, software development costs and intangible assets of approximately $30 million, reflecting our continuing emphasis on a growth-oriented investment program.

There were no cash financing activities for the current fiscal quarter. Net cash used in financing activities was $7 million for the fiscal quarter ended June 28, 2008 and consisted of principal prepayments on the Company’s term loan facilities as the Company continued to reduce its outstanding indebtedness.

We maintain senior credit facilities that provide for senior secured financing totaling $229 million, consisting of one U.S. term loan facility in the amount of $159 million and two revolving credit facilities in an aggregate amount of $70 million, under which $40 million is available in the form of U.S. dollar-denominated loans and $30 million is available in the form of U.S. dollar-denominated loans or in the form of euro- or U.K. sterling-denominated loans. See below for discussion regarding the Company’s total indebtedness at June 27, 2009. The revolving credit facilities mature on December 17, 2009. The term loan facility matures on December 17, 2010. Borrowing costs for the term loan facility and revolving credit facilities are based on variable rates tied to adjusted LIBOR plus a 2% margin or the Alternate Base Rate plus 1%, exclusive in each case of a 0.5% facility fee. Up to $30 million of the revolving credit facilities is available in the form of letters of credit, and amounts repaid under the revolving credit facilities may be re-borrowed (subject to satisfaction of the applicable borrowing conditions) at any time prior to the maturity of the revolving credit facilities.

We also have $275 million of senior subordinated notes outstanding, which mature on December 15, 2013 and bear interest at the rate of 8 5/8% per annum. Interest on the senior subordinated notes is payable semi-annually in June and December of each year. The senior subordinated notes are our unsecured senior subordinated obligations and rank equally in right of payment to all of our senior subordinated debt, subordinated in right of payment to all of our senior debt, including our indebtedness under our senior credit facilities, and senior in right of payment to all of our subordinated debt. The senior subordinated notes are guaranteed on a senior subordinated, unsecured basis by certain of our subsidiaries.

We may redeem the senior subordinated notes at the redemption prices indicated below (expressed as a percentage of the principal amount) plus accrued and unpaid interest to the date of redemptions, if redeemed during the twelve-month period beginning on December 15 of each of the years indicated below:

Period	Redemption Price
2008	104.313%
2009	102.875%
2010	101.438%
2011 and thereafter	100.000%

The senior subordinated notes are redeemable at the option of the holders of such notes at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, in the event of certain change of control events related to us.

The indenture governing the senior subordinated notes contains certain covenants that limit, among other things, our ability to a) incur additional indebtedness (including by way of guarantee), subject to certain exceptions, unless we meet a consolidated coverage ratio of 2.0 to 1.0 or certain other conditions apply; b) pay dividends or distributions, or make certain types of investments or other restricted payments, unless we meet certain specified conditions; c) create any encumbrance or restriction on our subsidiary guarantors’ ability to pay dividends or distributions, repay loans, make loans or advances or transfer any property or assets to us; d) dispose of certain assets and capital stock of our subsidiary guarantors; e) enter into certain transactions with affiliates; f) engage in new lines of business; and g) consummate certain mergers and consolidations.

As of June 27, 2009, we had $439 million of total indebtedness outstanding, consisting of $275 million of senior subordinated notes, $159 million under the U.S. term loan facility and $5 million in short-term borrowings related to Rongtai. Interest expense, net, excluding amortization of deferred financing costs, was $8 million for the fiscal quarter ended June 27, 2009. The next scheduled principal payment on the term loan facility of approximately $39 million is due on March 31, 2010. There were no borrowings outstanding under the revolving credit facility at June 27, 2009, but $15 million of the facility was utilized in connection with outstanding letters of credit that have not been drawn upon. We were in compliance with all credit facility covenants at June 27, 2009.

We believe that cash on hand and expected cash flows from operations, together with available borrowings under the revolving credit facilities constituting part of our senior secured credit facilities, will provide sufficient funds to enable us to fund our planned capital expenditures, make scheduled principal and interest payments and meet our other cash requirements for the foreseeable future. Our ability to make scheduled payments of principal of, or to pay interest on, or to refinance, our indebtedness or to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

In conjunction with the AMDS acquisition, the Company is legally obligated to satisfy any additional future cash payments to AMDS based on certain financial performance measures of the acquired business through March 2011. Related to the performance of the acquired business, the Company accrued $7 million for the fiscal quarter ended June 27, 2009 and $32 million cumulatively, net of $5 million paid in accordance with the purchase agreement ($1 million in fiscal 2008 and $4 million in fiscal 2009). In our accompanying consolidated balance sheet as of June 27, 2009, $14 million is classified as accruals and other current liabilities and $18 million is classified as other long-term liabilities. We believe that expected cash flows from operations will provide sufficient funds to fulfill this obligation.

Recent Event

On July 23, 2009, Sensus USA Inc. (“Sensus USA”) and Sensus (Bermuda 2) Ltd. (“Bermuda 2”) entered into Amendment No. 3 and Agreement (the “Amendment”), amending that certain Credit Agreement, dated as of December 17, 2003 (as amended, the “Existing Credit Agreement”), among Sensus USA, as U.S. Borrower, Sensus Metering Systems (Luxco 2) S.AR.L, as European Borrower, Bermuda 2, the lenders and other parties thereto.

The Amendment extends the maturity of certain term loans under the Existing Credit Agreement by providing for approximately $132 million of new tranche B-3 term loans with a maturity date of June 3, 2013, the aggregate amount of which is deemed to convert a like amount of outstanding principal of existing tranche B-1 term loans that had a maturity date of December 17, 2010 under the Existing Credit Agreement. The Amendment provides for an additional $35 million in new tranche B-3 term loans. Furthermore, the Amendment extends the maturity date of Sensus USA’s $70 million in revolving loan capacity under the Existing Credit Agreement from December 17, 2009 to December 17, 2012.

The Amendment provides for a “LIBOR floor” of 2.5% applicable to the tranche B-3 term loans and revolving loans subject to pricing based on adjusted LIBOR and an applicable margin above adjusted LIBOR of 4.5%, which includes, in the case of the revolving loans, a facility fee of 1%. The pricing for the approximately $27 million in tranche B-1 term loans that were not extended will remain at LIBOR plus an applicable margin of 2%.

In addition, the Amendment increases the U.S. letter of credit availability from $20 million to $50 million and modifies certain financial covenants to improve financial flexibility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that would have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in forward-looking statements. We are exposed to various market risk factors such as changes in foreign currency rates and fluctuating interest rates.

Currency translation. The results of operations of our foreign subsidiaries are translated into U.S. dollars at the average exchange rates for each period concerned. This translation has no impact on cash flow. The balance sheets of foreign subsidiaries are translated into U.S. dollars at the closing exchange rates. Any adjustments resulting from the translation are recorded as other comprehensive income (loss). As of June 27, 2009, assets of foreign subsidiaries constituted approximately 30% of total assets. Foreign currency exchange rate exposure is most significant with respect to our European and South American operations. For the fiscal quarter ended June 27, 2009, net sales were negatively impacted by the devaluation of foreign currencies, primarily the euro, versus the U.S. dollar by $8.8 million. For the fiscal quarter ended June 28, 2008, net sales were positively impacted by the valuation of foreign currencies, primarily the euro, versus the U.S. dollar by $8.4 million.

Currency transaction exposure. Currency transaction exposure arises when a business has transactions denominated in foreign currencies. We have entered into forward contracts that are denominated in foreign currencies, principally euros and Slovakian korunas, to offset the remeasurement impact of currency rate changes on intercompany receivables and payables. These contracts are used to offset exchange losses and gains on underlying exposures. Changes in the fair value of these forward contracts are recorded immediately in earnings. We do not enter into derivative instrument transactions for trading or speculative purposes. The purpose of our foreign currency management policy is to minimize the effect of exchange rate fluctuations on certain foreign denominated anticipated cash flows. Holding all other variables constant, a change in the contracted forward rates of 1% on our forward contracts denominated in the present foreign currencies would result in a marginal gain or loss. We believe that any such gain or loss would offset the impact of currency losses and gains related to certain receivables and payables. We expect to continue to utilize forward contracts to manage foreign currency exchange risk in the future as appropriate.

Interest rate risk. Under the terms of the Company’s senior credit facility, we pay a variable rate of interest based on LIBOR or the alternate base rate and are subject to interest rate risk as a result of changes in these rates. The Company’s total indebtedness as of June 27, 2009 was $438.9 million, of which $163.9 million bears interest at variable rates. As of June 27, 2009, substantially all of our variable-rate borrowings were under the term loan facilities and were at the adjusted LIBOR plus a 2% margin. Of those borrowings, $120.0 million, or 73%, was hedged through interest rate swaps. At June 27, 2009, the weighted-average interest rate on our term loan facility borrowings including the effect of the interest rate swaps was approximately 5.7% (consisting of approximately 3.7% LIBOR plus 2%). Holding all other variables constant, a change in the interest rate of 1% on our variable-rate debt, after giving effect to the interest rate swaps, would impact annual interest costs by $0.4 million.

To hedge exposure to variable interest rates, the Company has entered into various interest rate swap agreements in which it receives periodic variable interest payments at the three-month LIBOR and makes periodic payments at specified fixed rates. The following table describes the terms of the Company’s interest rate swap agreements:

Trade Dates	Effective Dates	Maturity Dates	Notional Amounts (in millions)	Pay Fixed Rates	Receive Three-Month LIBOR as of June 27, 2009
December 9, 2005	January 20, 2006	September 30, 2010	$50.0	4.927%	1.10688%
March 24, 2006	August 22, 2006	June 30, 2010	50.0	5.121%	0.71625%
November 21, 2007	November 27, 2007	November 27, 2009	20.0	4.034%	0.66000%

Total			$120.0

The purpose of the swaps, designated as cash flow hedges, is to hedge the Company’s interest payments on a portion of its variable-rate debt. Changes in the Company’s cash flows attributable to the risk being hedged are expected to be offset by the hedging derivatives, and to the extent the swaps provide an effective hedge for accounting purposes, changes in the fair value of the swaps are reflected in other comprehensive income (loss), net of tax. Any ineffectiveness of the swaps is required to be recognized in earnings.

On October 20, 2008, the Company discontinued its hedging relationship on the pay fixed 4.927% receive variable interest rate swap. At that time, accumulated other comprehensive loss associated with this swap was $2.0 million before tax. As of June 27, 2009, the unamortized accumulated other comprehensive loss associated with this swap was $1.3 million before tax. This amount is being amortized to earnings on a straight-line basis through September 30, 2010. Amortization of $0.6 million (net of tax of $0.4 million) is anticipated over the next twelve months. For the fiscal quarter ended June 27, 2009, a loss of $0.3 million was recorded for changes in fair value of the discontinued hedge.

For the fiscal quarter ended June 27, 2009, other comprehensive income of $0.2 million (net of tax of $0.2 million) related solely to changes in fair value for the hedged interest rate swaps, and other comprehensive income of $0.1 million (net of tax of $0.1 million) resulted from amortization associated with the discontinued hedge. Other comprehensive income of $1.9 million (net of tax of $1.3 million) for the fiscal quarter ended June 28, 2008 related solely to changes in fair value of the swaps.

Item 4. Controls and Procedures

Pursuant to Section 302 of the Sarbanes-Oxley Act and Rule 15d-15 under the Securities Exchange Act of 1934 (“Exchange Act”) promulgated thereunder, our management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report (the “Evaluation Date”). Based on such evaluation, our management, including our Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were effective, at a reasonable assurance level, as of the Evaluation Date, to ensure that information required to be disclosed in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, in a manner that allows timely decisions regarding required disclosure. We did not effect any change in our internal controls over financial reporting during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings

We are, from time to time, party to legal proceedings arising out of the operations of our business. We believe that an adverse outcome of our existing legal proceedings, including the proceedings described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, would not have a material adverse impact on our business, financial condition or results of operations. Nevertheless, unexpected adverse future events, such as an unforeseen development in our existing proceedings, a significant increase in the number of new cases or changes in our current insurance arrangements, could result in liabilities that have a material adverse impact on our business, financial condition or results of operations.

Item 1A. Risk Factors

There have been no material changes to the risk factors previously disclosed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which was filed with the SEC on May 15, 2009.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

(a) None.

(b) None.

(c) None.

Item 3. Defaults Upon Senior Securities

(a) None.

(b) None.

Item 4. Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of our shareholders during the fiscal quarter ended June 27, 2009.

Item 5. Other Information

(a) On July 23, 2009, Sensus USA Inc. (“Sensus USA”) and Sensus (Bermuda 2) Ltd. (“Bermuda 2”) entered into Amendment No. 3 and Agreement (the “Amendment”), amending that certain Credit Agreement, dated as of December 17, 2003, as amended by Amendment No. 1, dated as of October 14, 2004, and Amendment No. 2 and Agreement, dated as of May 12, 2006 (as so amended, the “Existing Credit Agreement”), among Sensus USA, Sensus Metering Systems (Luxco 2) S.AR.L, Bermuda 2, the lenders, Credit Suisse, Goldman Sachs Credit Partners L.P., Deutsche Bank AG, Royal Bank of Canada and Bank of Montreal.

The Amendment extends the maturity of certain term loans under the Existing Credit Agreement by providing for approximately $132 million of new tranche B-3 term loans with a maturity date of June 3, 2013, the aggregate amount of which is deemed to convert a like amount of outstanding principal of existing tranche B-1 term loans that had a maturity date of December 17, 2010 under the Existing Credit Agreement. The Amendment provides for an additional $35 million in new tranche B-3 term loans. Furthermore, the Amendment extends the maturity date of Sensus USA’s $70 million in revolving loan capacity under the Existing Credit Agreement from December 17, 2009 to December 17, 2012.

The Amendment provides for a “LIBOR floor” of 2.5% applicable to the tranche B-3 term loans and revolving loans subject to pricing based on adjusted LIBOR and an applicable margin above adjusted LIBOR of 4.5%, which includes, in the case of the revolving loans, a facility fee of 1%. The pricing for the approximately $27 million in tranche B-1 term loans that were not extended will remain at LIBOR plus an applicable margin of 2%. In addition, the Amendment increases the U.S. letter of credit availability from $20 million to $50 million and modifies certain financial covenants to improve financial flexibility.

Goldman Sachs Credit Partners L.P. is an affiliate of GS Capital Partners. As of July 22, 2009, affiliates of GS Capital Partners owned 33.0% of the outstanding Class A Common Shares, 49.3% of the outstanding Series B Convertible Preferred Shares and 36.3% of the outstanding Series BB Convertible Preferred Shares of Sensus (Bermuda 1) Ltd., the ultimate parent of Sensus USA and Bermuda 2. In addition, two of our directors work for Goldman, Sachs & Co., an affiliate of Goldman Sachs Credit Partners L.P. and GS Capital Partners.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

(b) None.

Item 6. Exhibits

A list of exhibits filed herewith is contained on the Exhibit Index immediately preceding such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SENSUS (BERMUDA 2) LTD.

Date: July 23, 2009	By:	/s/ PETER MAINZ
Peter Mainz
Chief Executive Officer & President
(Principal Executive Officer)

Date: July 23, 2009	By:	/s/ JEFFREY J. KYLE
Jeffrey J. Kyle
Chief Financial Officer
(Principal Financial Officer)

Date: July 23, 2009	By:	/s/ THOMAS D. D’ORAZIO
Thomas D. D’Orazio
Senior Vice President, Finance
(Principal Accounting Officer)

SENSUS USA INC.

Date: July 23, 2009	By:	/s/ PETER MAINZ
Peter Mainz
Chief Executive Officer & President
(Principal Executive Officer)

Date: July 23, 2009	By:	/s/ JEFFREY J. KYLE
Jeffrey J. Kyle
Chief Financial Officer
(Principal Financial Officer)

Date: July 23, 2009	By:	/s/ THOMAS D. D’ORAZIO
Thomas D. D’Orazio
Senior Vice President, Finance
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment of Certificate of Incorporation of Sensus USA Inc.

3.2	Certificate of Incorporation on Change of Name of Sensus (Bermuda 2) Ltd.

10.1*	Sensus Management Incentive Plan Fiscal Year 2010.

10.2	Amendment No. 3 and Agreement, dated as of July 23, 2009, among Sensus USA Inc., Sensus Metering Systems (Luxco 2) S.AR.L, Sensus (Bermuda 2) Ltd., the Lenders, Credit Suisse, Goldman Sachs Credit Partners L.P., Deutsche Bank AG, Royal Bank of Canada and Bank of Montreal.

31.1	Certification of Chief Executive Officer pursuant to Rule 15d-14(a).

31.2	Certification of Chief Financial Officer pursuant to Rule 15d-14(a).

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350.

*	Management contracts and compensation plans.

Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:59 PM 07/02/2009 FILED 01:59 PM 07/02/2009 SRV 090670773 – 2285904 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Sensus Metering Systems Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. DOES HEREBY CERTIFY as follows:

1. That the Board of Directors of the Corporation, desiring to amend the Certificate of Incorporation of the Corporation, has adopted the following resolution by unanimous written consent in accordance with the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation shall be amended to change the name of the corporation, and as so amended, shall read in its entirety as follows:

“FIRST: The name of the corporation (the ‘Corporation’) is Sensus USA Inc.”

2. The resolution amending the Certificate of Incorporation of the Corporation was duly adopted by written consent of the sole stockholder of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of the adoption of such resolution has been given as provided by Section 222 of the General Corporation Law to every stockholder entitled to such notice.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be signed by Peter Mainz, its President and CEO this 2nd day of July, 2009.

By:
Peter Mainz, Its President and CEO

Exhibit 3.2

FORM NO. 3a	Registration No. 34500

BERMUDA

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 Sensus Metering Systems (Bermuda 2) Ltd. by resolution and with the approval of the Registrar of Companies has changed its name and was registered as Sensus (Bermuda 2) Ltd. on the 25th day of June 2009.

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 30th day of June 2009

Acting Registrar of Companies

Exhibit 10.1

Sensus Management Incentive Plan

Fiscal Year 2010

Plan Framework & Guidelines

July 2009

PART I – PLAN FRAMEWORK

1.	Plan Name

The Sensus Management Incentive Plan (“The Plan”).

2.	Plan Objectives

•	Provide an incentive system that encourages participants to achieve Sensus and the Business Unit, Region and Sub-Region financially defined objectives.

•	Provide participants with an opportunity to earn incentive compensation based upon performance of Sensus in total or the Business Unit, Region and Sub-Region.

•	Provide focused attention on the most important measures of business success.

•	Provide competitive compensation to attract and retain key employees.

3.	Plan Term

The Plan will commence on the first day of the 2010 fiscal year (April 1, 2009) and end on the last day of the fiscal year (March 31, 2010).

4.	Plan Eligibility

It is intended that those who participate are management employees whose decisions and performance impact Sensus results. Participation in this program is at the discretion of the Compensation Committee of Sensus.

5.	Target Incentive Levels

A. Business Objectives

Target incentive levels are determined on an individual basis and communicated to participants early in the plan year.

Minimum award is at 90% of the target incentive level for the business objectives with the threshold payment award at 10%. Maximum award, above 100%, is uncapped for the target incentive level for business objectives.

Payments for performance between threshold and target are pro-rated on a straight-line basis at a rate of 10% (results at 90% of target) to 100% (results at 100% of target). Payments above target are pro rated on a less steep straight-line basis at a rate equivalent to 150% (results at 110% of target), 200% (results at 120% of target) and so on.

Fiscal Year 2010 Management Incentive Plan	Page 1 of 9

B. Quarterly Earned Incentive

The annual incentive is based on a quarterly earned mechanism which allows for a maximum earned quarterly amount of 100% for reaching or exceeding each quarter’s targets. A participant will not earn a quarterly amount for a target if performance is less than 90% of that quarter’s target. Each quarterly incentive earned will be banked until the end of the fiscal year.

•	Headquarter Qualifier

At the end of the fiscal year if the full year EBITDA actual is less than 90% of the full year target then the banked quarterly incentive payment for both EBITDA and Cash Flow will be eliminated.

•	Business Unit/Region/Sub-Region Qualifier

At the end of the fiscal year if the full year EBITDA actual is not the greater of prior year’s actual EBITDA* or 85% of this year’s full year target EBITDA for an individual Business Unit, Region or Sub-Region then the banked quarterly incentive payment for both EBITDA and Cash Flow for the individual Business Unit, Region or Sub-Region will be eliminated. Depending on performance it is possible for a Business Unit to qualify for a payment and individual Regions and Sub-Regions within the Business Unit to fail to qualify. It is also possible that a Business Unit fails to qualify for a payment but individual Regions and Sub-Regions could still qualify.

a. Minimum Payout

The minimum year end payout will be based on the banked incentive earned by adding the four quarters together. If the total fiscal year end results would result in an annual incentive payment that is less than the total of the four quarters incentive earned then the participant will receive the total of the four quarters incentive earned as their annual incentive payout. This assumes the full year EBITDA actual is at or above the qualifying threshold level (90% of this year’s EBITDA target for Headquarters and the greater of prior year’s EBITDA* or 85% of this year’s EBITDA target for an individual Business Unit, Region or Sub-Region).

b. Maximum Payout

The maximum year end payout will be based on total fiscal year end results which exceed the Target level of 100% and are uncapped, provided the fiscal year end payout is higher than the total of the four quarters incentive earned.

*	In cases where this year’s target EBITDA is less than prior year’s actual EBITDA the threshold for qualifying will be 90% of this year’s full year target.

Fiscal Year 2010 Management Incentive Plan	Page 2 of 9

6.	Performance Measures, Weightings (Scorecard), & Definitions

A. Performance Measures and Weightings (Scorecards).

The performance measures and weightings are outlined in the Scorecards below for Sensus Headquarters participants and Business Unit, Region, or Sub-Region participants.

a. i. Headquarters Scorecard

Headquarters Level participants are those not tied to any one specific Business Unit, Region or Sub-Region within Sensus.

Headquarters Scorecard

($000’s)		Quarterly Incentive						Full Year Incentive
Measurement	Weighting	Quarterly Percent of Target Achieved	Target Quarterly Earned Payment	FY Q1 Target	FY Q2 Target	FY Q3 Target	FY Q4 Target	Full Year Percent of Target Achieved	Full Year Target Payment	Full Year Target
								120%+	200%+
Sensus								110%	150%
EBITDA	70%	>100%	100%	$28,071	$27,938	$26,745	$45,369	100%	100%	$128,123
FY $128,123		90%	10%					90%	10%
Sensus								120%+	200%+
Operating								110%	150%
Cash Flow	30%	>100%	100%	$21,269	$21,968	$4,387	$38,561	100%	100%	$86,185
FY $86,185		90%	10%					90%	10%

•	Incentive payments for Headquarters level participants are based strictly on the performance of Sensus as shown above.

•	At the end of the fiscal year if the full year EBITDA actual is less than 90% of the full year target then the banked quarterly incentive payment for both EBITDA and Cash Flow will be eliminated.

Fiscal Year 2010 Management Incentive Plan	Page 3 of 9

a. ii. Business Unit Only Scorecard

Business Unit only level participants are those with specific responsibilities within a Business Unit within Sensus for which business objectives performance can be specifically measured.

EBITDA and Operating Cash Flow will be based on performance at the Business Unit, level for those not measured on the Headquarters plan.

Business Units: Business Units for incentive purposes are defined as:

•	Conservation Solutions

•	Global Gas

•	Global Water & Heat

•	Sensus Precision Die Casting

•	Smith-Blair Inc.

Business Unit Only Scorecard

($000’s)		Quarterly Incentive						Full Year Incentive
Measurement	Weighting	Quarterly Percent of Target Achieved	Target Quarterly Earned Payment	FY Q1 Target	FY Q2 Target	FY Q3 Target	FY Q4 Target	Full Year Percent of Target Achieved	Full Year Target Payment	Full Year Target
								120%+	200%+	120%+
Business Unit								110%	150%	110%
EBITDA	70%	>100%	100%	Attachment 1	Attachment 1	Attachment 1	Attachment 1	100%	100%	Attachment 1
See Attachment 1		90%	10%	90%	90%	90%	90%	90%	10%	90%
								120%+	200%+	120%+
Business Unit								110%	150%	110%
Operating	30%	>100%	100%	Attachment 1	Attachment 1	Attachment 1	Attachment 1	100%	100%	Attachment 1
Cash Flow		90%	10%	90%	90%	90%	90%	90%	10%	90%
See Attachment 1

See “Attachment 1” for individual Business Unit Performance Measurements

•	Incentive payments for Business Unit level participants are based strictly on the performance of the Business Unit as shown above.

•

At the end of the fiscal year if the full year EBITDA actual for a Business Unit is not the greater of prior year’s actual EBITDA* or 85% of this year’s full year target EBITDA then the banked quarterly incentive payment for both EBITDA and Cash Flow for the Business Unit will be eliminated.

*	In cases where this year’s target EBITDA is less than prior year’s actual EBITDA the threshold for qualifying will be 90% of this year’s full year target.

Fiscal Year 2010 Management Incentive Plan	Page 4 of 9

a. iii. Business Unit Region or Sub-Region Scorecard

Business Unit participants at either a Region or Sub-Region level are those with specific responsibilities within a Business Unit’s Region or Sub-Region for which business objectives performance can be specifically measured.

EBITDA and Operating Cash Flow will be based on performance at a combination of both the Business Unit and either the Region’s or Sub-Region’s levels for those not measured on the Headquarters or Business Unit Only plans.

Regions or Sub-Regions: Region or Sub-Regions within a Business Unit for incentive purposes are defined as:

•	Global Gas Regions

•	Asia-Pacific Region

•	North American Region

•	Global Water & Heat Regions & Sub-Regions

•	North American Region

•	EMEAS (Europe Middle-East Africa & South American) Region

•	EMEAS Sub-Regions:

Chile	Czech Rep.	France	Germany	Hannover
Ludwigshafen	Service	Slovakia	S. Africa	Spain

•	Sensus Precision Die Casting

•	Asia-Pacific Region

•	North American Region

Business Unit & Region or Sub-Region Scorecard

($000’s)		Quarterly Incentive						Full Year Incentive
Measurement	Weighting	Quarterly Percent of Target Achieved	Target Quarterly Earned Payment	FY Q1 Target	FY Q2 Target	FY Q3 Target	FY Q4 Target	Full Year Percent of Target Achieved	Full Year Target Payment	Full Year Target
								120%+	200%+	120%+
Business Unit								110%	150%	110%
EBITDA	35%	>100%	100%	Attachment 1	Attachment 1	Attachment 1	Attachment 1	100%	100%	Attachment 1
		90%	10%	90%	90%	90%	90%	90%	10%	90%
See Attachment 1
								120%+	200%+	120%+
Business Unit								110%	150%	110%
Operating	15%	>100%	100%	Attachment 1	Attachment 1	Attachment 1	Attachment 1	100%	100%	Attachment 1
Cash Flow		90%	10%	90%	90%	90%	90%	90%	10%	90%
See Attachment 1
								120%+	200%+	120%+
Region or Sub-Region								110%	150%	110%
EBITDA	50%	>100%	100%	Attachment 1	Attachment 1	Attachment 1	Attachment 1	100%	100%	Attachment 1
		90%	10%	90%	90%	90%	90%	90%	10%	90%
See Attachment 1

Fiscal Year 2010 Management Incentive Plan	Page 5 of 9

See “Attachment 1” for individual Business Unit & Region or Sub-Region Performance Measurements

•	Incentive payments for Business Unit Region or Sub-Region level participants are based strictly on the performance of the Business Unit and the Region or Sub-Region as shown above.

•

At the end of the fiscal year if the full year EBITDA actual for a specific Region or Sub-Region is not the greater of prior year’s actual EBITDA* or 85% of this year’s full year target EBITDA then the banked quarterly incentive payment for both EBITDA and Cash Flow for that Region or Sub-Region, including the Business Unit portion, will be eliminated.

•

If a Region or Sub-Region qualifies for a payment but the Business Unit does not qualify then the Region or Sub-Region will receive a payment based solely on its performance according to the scorecard as shown above.

*	In cases where this year’s target EBITDA is less than prior year’s actual EBITDA the threshold for qualifying will be 90% of this year’s full year target.

B. Definitions.

b. i. Adjusted EBITDA

This measure is defined as Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for restructuring expense and management fees.

b. ii. Operating Cash Flow

This measure is defined as the cash flow from Adjusted EBITDA adjusted for restructuring expense, net capital expenditures and movements in trade working capital, other current assets, other Payables and Accruals (including restructuring accruals).

C. Management Incentive Plan Compensation Committee

The Management Incentive Plan Compensation Committee for Sensus consists of the following members:

•	Chief Executive Officer

•	Chief Financial Officer

•	Vice President & General Counsel

•	Executive Vice President, Global Water & Heat

•	Vice President, Human Resources

Fiscal Year 2010 Management Incentive Plan	Page 6 of 9

Part II – Plan Rules and Administration

1.	Payment Qualifications

Eligibility is defined in Part I, Section 4 of the Incentive Plan. Each Business Unit Head will submit a list of proposed participants through the Vice President, Human Resources for approval by the Compensation Committee of Sensus.

In order to be eligible for any payment due under the Plan, a participant must be employed by the Company on the payment date. Payments will be made no later than July 15, 2010.

A.	Leavers:

If a participant leaves after the year-end but before the payment date as a result of retirement at normal retirement age, early retirement, ill health/disability retirement or redundancy, they will be eligible for any payment under the Plan on the normal payment date.

If a participant leaves for any other reason after the year-end but before the payment date, any payment under the Plan will be at the discretion of the Compensation Committee of Sensus.

Participants who terminate employment during the Plan year will not be eligible for payments unless termination was caused by: death, retirement at normal retirement age, early retirement with company consent; ill health disability retirement; or redundancy. In such cases, pro rata awards will be made based on the number of complete months worked during the Plan year. Any payment due a former employee who has died will be paid to the participant’s personal representative.

B.	Joiners & Transfers:

Existing and new employees that join the Plan after the start of the Financial Year will be eligible for any payment due under the Plan based on a pro rata amount. This will be calculated at a rate of  1/4 or 25% of the Plan payment for each complete calendar quarter from the date of joining the Plan to the Plan year end.

Existing or new employees who join the Plan during the last quarter of the Plan year-end (January 1, 2010 or later) will not participate in the Plan until the following Financial Year.

If an employee transfers from one business unit to another in the middle of a quarter their incentive for that quarter will be based on the business unit for which they worked at the beginning of that quarter.

Fiscal Year 2010 Management Incentive Plan	Page 7 of 9

2.	Payment Terms and Timing

The incentive will be paid as soon as practical after the fully audited annual results of the Company have been announced, normally no later than July 15, 2010. All payments are subject to the final approval of the Compensation Committee of the Board of Directors for Sensus. Any incentive earned will be paid through the payroll system.

The participant will be liable for any personal tax due or other statutory payments due on any part of the incentive. Incentive payments will be treated for pensionable purposes in line with plan rules.

3.	Plan Framework

•	Participation and target percentage is determined by level of management.

•	The measures, their weighting and performance ranges are set out in Part 1, Sections 6 of the Plan in the relevant incentive scorecards.

•

Any “windfall” impacts, either adverse or positive, will be excluded from the calculations. The decision of the Compensation Committee of the Board of Directors of Sensus as to “windfall” will be final.

•	Any Foreign Exchange (FX) translation or transaction impact, positive or adverse versus budgeted FX rates will be excluded.

•	The calculation of an individual’s actual incentive payment target is based on their salary effective April 1, 2009.

•

Where a promotion occurs during the Plan year and during a quarter the old salary level and incentive target level will not change until the current quarter is completed, unless the promotion is effective the first day of the quarter otherwise, the new salary level and incentive target level will take effect at the beginning of the first full quarter following the promotion. Any alternative basis for calculation must be agreed on appointment, and approved by the Compensation Committee of Sensus depending on reporting level.

•	The business objectives will be adjusted for acquisitions or disposals as approved by the Compensation Committee (unless included in the budget).

4.	Decisions regarding Plan Issues

The Compensation Committee of Sensus is authorized to administer the Plan and to resolve questions, ambiguities or disputes under the Plan. The decision of the Committee on any question concerning this Plan, any payments under it, its interpretation and any individual’s entitlement to a payment under it shall be final.

Fiscal Year 2010 Management Incentive Plan	Page 8 of 9

Any and all legal disputes arising under, out of, or in relation to this Plan, its implementation or interpretation, or any question as to the eligibility of a person to receive a payment hereunder or the calculation of any payment hereunder shall be determined by final and binding arbitration under the rules of the American Arbitration Association (the “Rules”). Such arbitration shall take place in Raleigh, North Carolina before one arbitrator chosen under the Rules. The costs of the arbitrator shall be shared equally between the parties.

5.	Participation

Participation in this Plan is by invitation from time to time. It is entirely discretionary, and the Management of Sensus may decide:

i.	Whether a particular individual is eligible to participate in the Plan

ii.	The Plan’s design, terms and targets

iii.	The continuation or suspension of the Plan and,

iv.	The amount and timing of any payments from the Plan.

No individual will have any right to receive an incentive payment, and will not acquire such a right by virtue of having received one or more incentive payments during the course of their employment.

Fiscal Year 2010 Management Incentive Plan	Page 9 of 9

SENSUS Budget FY 2010 vs. Actual FY 2009	Attachment 1

	1st Quarter			2nd Quarter			3rd Quarter			4th Quarter			Full Year
($K) EBITDA	FY10	FY09	% inc (dec)	FY10	FY09	% inc (dec)	FY10	FY09	% inc (dec)	FY10	FY09	% inc (dec)	FY10	FY09	% inc (dec)
Conservation Solutions	13,264	7,608	74.3%	12,074	10,716	12.7%	17,171	11,795	45.6%	21,181	15,169	39.6%	63,690	45,288	40.6%
Global Water	10,559	14,633	-27.8%	11,533	12,766	-9.7%	6,751	5,151	31.1%	20,541	16,737	22.7%	49,384	49,287	0.2%
No. America Region	5,875	9,065	-35.2%	7,193	7,763	-7.3%	4,780	5,123	-6.7%	8,832	5,784	52.7%	26,680	27,735	-3.8%
EMEAS Region	4,684	5,568	-15.9%	4,340	5,003	-13.3%	1,971	28	6939.3%	11,709	10,953	6.9%	22,704	21,552	5.3%
Chile	214	409	-47.7%	213	290	-26.6%	180	206	-12.6%	232	171	35.7%	839	1,076	-22.0%
Czech Rep.	162	221	-26.7%	164	430	-61.9%	164	217	-24.4%	146	156	-6.4%	636	1,024	-37.9%
France	199	4	4875.0%	98	22	345.5%	(90)	(523)	-82.8%	363	82	342.7%	570	(415)	-237.3%
Germany	1,839	1,722	6.8%	1,539	617	149.4%	(544)	(1,118)	-51.3%	8,748	7,994	9.4%	11,582	9,215	25.7%
Hannover	1,010	1,786	-43.4%	2,371	2,408	-1.5%	1,728	1,788	-3.4%	2,491	3,909	-36.3%	7,600	9,891	-23.2%
Ludwigshafen	829	(64)	-1395.3%	(832)	(1,791)	-53.5%	(2,272)	(2,906)	-21.8%	6,257	4,085	53.2%	3,982	(676)	-689.1%
Service	321	496	-35.3%	202	426	-52.6%	140	409	-65.8%	171	754	-77.3%	834	2,085	-60.0%
Slovakia	455	1,364	-66.6%	322	811	-60.3%	493	547	-9.9%	571	1,061	-46.2%	1,841	3,783	-51.3%
So. Africa	479	616	-22.2%	527	764	-31.0%	433	384	12.8%	442	725	-39.0%	1,881	2,489	-24.4%
Spain	140	110	27.3%	176	116	51.7%	97	(64)	-251.6%	113	149	-24.2%	526	311	69.1%
Global Gas	2,021	2,832	-28.6%	2,243	1,745	28.5%	2,902	1,407	106.3%	3,645	2,027	79.8%	10,811	8,011	35.0%
Asia Pacific Region	221	106	108.5%	253	(678)	-137.3%	242	(140)	-272.9%	284	(139)	-304.3%	1,000	(851)	-217.5%
No. America Region	1,800	2,726	-34.0%	1,990	2,423	-17.9%	2,660	1,547	71.9%	3,361	2,166	55.2%	9,811	8,862	10.7%
Smith Blair	2,759	3,060	-9.8%	3,979	3,518	13.1%	2,686	3,280	-18.1%	3,007	3,828	-21.4%	12,431	13,686	-9.2%
Precision Die Casting	2,628	2,117	24.1%	2,760	1,651	67.2%	2,133	487	338.0%	2,550	1,650	54.5%	10,071	5,905	70.6%
Asia Pacific Region	1,620	1,013	59.9%	1,754	1,302	34.7%	1,197	401	198.5%	852	2,121	-59.8%	5,423	4,837	12.1%
No. America Region	1,008	1,104	-8.7%	1,006	349	188.3%	936	86	988.4%	1,698	(471)	-460.5%	4,648	1,068	335.2%
Headquarters	(3,160)	(2,266)	NCM	(4,651)	(2,785)	NCM	(4,898)	(1,598)	NCM	(5,555)	(3,089)	NCM	(18,264)	(9,738)	NCM
Total SMS	28,071	27,984	0.3%	27,938	27,611	1.2%	26,745	20,522	30.3%	45,369	36,322	24.9%	128,123	112,439	13.9%

	1st Quarter			2nd Quarter			3rd Quarter			4th Quarter			Full Year
($K) Mgmt Cash Flow	FY10	FY09	% inc (dec)	FY10	FY09	% inc (dec)	FY10	FY09	% inc (dec)	FY10	FY09	% inc (dec)	FY10	FY09	% inc (dec)
Conservation Solutions	8,164	4,139	97.2%	7,781	8,754	-11.1%	8,949	6,328	41.4%	15,883	10,626	49.5%	40,777	29,847	36.6%
Global Water	8,685	10,486	-17.2%	6,532	1,330	391.1%	(6,991)	655	-1167.3%	24,358	18,640	30.7%	32,584	31,111	4.7%
No. America Region	3,165	7,354	-57.0%	7,905	7,922	-0.2%	4,622	4,987	-7.3%	9,704	6,745	43.9%	25,396	27,008	-6.0%
EMEAS Region	5,520	3,132	76.2%	(1,373)	(6,592)	-79.2%	(11,613)	(4,332)	168.1%	14,654	11,895	23.2%	7,188	4,103	75.2%
Chile	148	651	-77.3%	181	(224)	-180.8%	232	360	-35.6%	181	94	92.6%	742	881	-15.8%
Czech Rep.	391	150	160.7%	197	148	33.1%	166	394	-57.9%	(54)	(105)	-48.6%	700	587	19.3%
France	300	(1,044)	-128.7%	(1,004)	(314)	219.7%	335	(21)	-1695.2%	424	(783)	-154.2%	55	(2,162)	-102.5%
Germany	230	3,434	-93.3%	(2,057)	(7,689)	-73.2%	(11,937)	(3,598)	231.8%	8,533	7,116	19.9%	(5,231)	(737)	609.8%
Hannover	1,510	2,382	-36.6%	1,520	501	203.4%	1,191	1,679	-29.1%	3,089	3,705	-16.6%	7,310	8,267	-11.6%
Ludwigshafen	(1,280)	1,052	-221.7%	(3,577)	(8,190)	-56.3%	(13,128)	(5,277)	148.8%	5,444	3,411	59.6%	(12,541)	(9,004)	39.3%
Service	850	926	-8.2%	88	68	29.4%	(207)	225	-192.0%	81	473	-82.9%	812	1,692	-52.0%
Slovakia	(174)	1,236	-114.1%	(440)	(540)	-18.5%	(727)	(301)	141.5%	2,802	2,881	-2.7%	1,461	3,276	-55.4%
So. Africa	363	65	458.5%	480	807	-40.5%	701	523	34.0%	323	700	-53.9%	1,867	2,095	-10.9%
Spain	388	(410)	-194.6%	170	221	-23.1%	(97)	(164)	-40.9%	251	(111)	-326.1%	712	(464)	-253.4%
Global Gas	4,089	2,124	92.5%	2,334	1,012	130.6%	3,050	2,397	27.2%	3,492	1,261	176.9%	12,965	6,794	90.8%
Asia Pacific Region	(382)	(479)	-20.3%	210	(744)	-128.2%	374	(151)	-347.7%	925	128	622.7%	1,127	(1,246)	-190.4%
No. America Region	4,471	2,603	71.8%	2,124	1,756	21.0%	2,676	2,548	5.0%	2,567	1,133	126.6%	11,838	8,040	47.2%
Smith Blair	733	1,747	-58.0%	3,573	3,422	4.4%	3,788	3,766	0.6%	2,518	3,522	-28.5%	10,612	12,457	-14.8%
Precision Die Casting	2,620	(710)	-469.0%	1,861	(401)	-564.1%	834	(1,090)	176.5%	2,222	1,262	76.1%	7,537	(939)	-902.7%
Asia Pacific Region	2,024	(380)	-632.6%	1,405	41	3326.8%	654	2,276	-71.3%	933	(390)	-339.2%	5,016	1,547	224.2%
No. America Region	596	(330)	-280.6%	456	(442)	-203.2%	180	(3,366)	-105.3%	1,289	1,652	-22.0%	2,521	(2,486)	-201.4%
Headquarters	(3,022)	(3,510)	NCM	(113)	(80)	NCM	(5,243)	(2,509)	NCM	(9,912)	(1,057)	NCM	(18,290)	(7,156)	NCM
Total SMS	21,269	14,276	49.0%	21,968	14,037	56.5%	4,387	9,547	-54.0%	38,561	34,254	12.6%	86,185	72,114	19.5%

Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 3 AND AGREEMENT dated as of July 23, 2009 (this “Amendment”), among SENSUS USA INC. (formerly known as Sensus Metering Systems Inc.) (the “Borrower”), SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L. (the “European Borrower” and, together with the Borrower, the “Borrowers”), SENSUS (BERMUDA 2) LTD. (formerly known as Sensus Metering Systems (Bermuda 2) Ltd.) (“Holdings”), the Lenders party hereto, the Additional Term Lenders (as defined below), the Additional Revolving Lenders (as defined below), CREDIT SUISSE, as General Administrative Agent (in such capacity, the “Administrative Agent”), U.S. Collateral Agent, European Administrative Agent and European Collateral Agent for the Lenders, CREDIT SUISSE and GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Bookrunners and Joint Lead Arrangers, GOLDMAN SACHS CREDIT PARTNERS L.P. and DEUTSCHE BANK AG, as Co-Syndication Agents, and ROYAL BANK OF CANADA and BANK OF MONTREAL, as Co-Documentation Agents, to the Credit Agreement dated as of December 17, 2003, as amended by Amendment No. 1 dated as of October 14, 2004, and Amendment No. 2 dated as of May 12, 2006 (as so amended, the “Credit Agreement”), among the Borrower, the European Borrower, Holdings, the Lenders, the Administrative Agent and the other parties thereto.

A. Pursuant to the Credit Agreement, the Lenders have extended credit to the Borrowers.

B. The Borrowers have requested certain amendments to the Credit Agreement as set forth herein.

C. Upon the Amendment No. 3 Effective Date (as defined below), certain of the terms of the outstanding Term B-1 Loans of each Term B-1 Lender that approves this Amendment by executing and delivering to the Administrative Agent (or its counsel), on or prior to 11:00 a.m., New York City time, on July 23, 2009 (the “Delivery Time”), a signature page to this Amendment as a “Lender” (each such approving Term B-1 Lender being referred to herein as an “Extending Term Lender”; and each such Term B-1 Lender that does not so approve being referred to herein as a “Declining Term Lender”) will be modified as set forth herein.

D. Upon the Amendment No. 3 Effective Date, certain of the terms of the outstanding Revolving Commitments of each Revolving Lender that approves this Amendment by executing and delivering to the Administrative Agent (or its counsel), on or prior to the Delivery Time, a signature page to this Amendment as a “Lender” and that does not otherwise indicate its desire to extend only its Term Loans (each such approving Revolving Lender being referred to herein as an “Extending U.S. Revolving Lender” or an “Extending European Revolving Lender”, as the case may be; and each such Revolving Lender that does not so approve being referred to herein as a “Declining U.S. Revolving Lender” or a “Declining European Revolving Lender”, as the case may be) will be modified as set forth herein.

E. Upon the Amendment No. 3 Effective Date, the U.S. Borrower intends to incur additional Term Loans pursuant to Section 6.01(b) of the Credit Agreement in an aggregate principal amount of up to $35,000,000 (the “Additional Term Loans”) to be made available to the U.S. Borrower, severally and not jointly, by each person that becomes a party to the Credit Agreement as an “Additional Term Lender” by executing and delivering to the Administrative Agent (or its counsel), on or prior to the Amendment No. 3 Effective Date, a signature page to this Amendment as an “Additional Term Lender” and by setting forth on such signature page the principal amount of Additional Term Loans that such person agrees to provide (each such person being referred to herein as an “Additional Term Lender”). The proceeds of the Additional Term Loans will be used solely for general corporate purposes, including payment of fees and expenses incurred in connection with this Amendment.

F. Upon the Amendment No. 3 Effective Date, the U.S. Borrower intends to increase the aggregate principal amount of U.S. Revolving Commitments pursuant to Section 6.01(b) of the Credit Agreement in an aggregate principal amount of up to $45,000,000 (the “Additional Revolving Commitments”) to be provided to the U.S. Borrower, severally and not jointly, by each person that becomes a party to the Credit Agreement as an “Additional Revolving Lender” by executing and delivering to the Administrative Agent (or its counsel), on or prior to the Amendment No. 3 Effective Date, a signature page to this Amendment as an “Additional Revolving Lender” and by setting forth on such signature page the principal amount of Additional Revolving Commitment that such person agrees to provide (each such person being referred to herein as an “Additional Revolving Lender”).

G. Upon the Amendment No. 3 Effective Date, for convenience and for all purposes under the Credit Agreement, (a) the Term B-1 Loans of each Extending Term Lender and the Additional Term Loans of each Additional Term Lender will be referred to as “Term B-3 Loans”, (b) the U.S. Revolving Commitment of each Extending U.S. Revolving Lender and the Additional Revolving Commitment of each Additional Revolving Lender will be referred to as a “U.S. Revolving Tranche B Commitment”, (c) the European Revolving Commitment of each Extending European Revolving Lender will be referred to as a “European Revolving Tranche B Commitment”, (d) the U.S. Revolving Commitment of each Declining U.S. Lender will be referred to as a “U.S. Revolving Tranche A Commitment” and (e) the European Revolving Commitment of each Declining European Revolving Lender will be referred to as a “European Revolving Tranche A Commitment”. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Term Loans. Subject to the terms and conditions set forth herein, as of the Amendment No. 3 Effective Date, (a) each Extending Term Lender agrees that its Term B-1 Loans will be modified to become Term B-3 Loans of like outstanding principal amount and (b) by executing a counterpart to this Amendment, each Additional Term Lender agrees that it shall become a party to the Credit Agreement as a Lender that is an Additional Term Lender and that its Additional Term Loan shall be a Term B-3 Loan. The Term B-1 Loans of each Declining Term Lender shall remain outstanding as Term B-1 Loans. The Term B-3 Loans shall constitute “Term Loans” for all purposes of the Credit Agreement and the other Loan Documents. For the avoidance of doubt, the modifications to the Term Loans effected by this Amendment and the Additional Term Loans shall not constitute “Incremental Term Loans” or otherwise reduce the Incremental Term Loan Amount.

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SECTION 2. Revolving Commitments. (a) Subject to the terms and conditions set forth herein, as of the Amendment No. 3 Effective Date, (i) each Extending U.S. Revolving Lender and Extending European Revolving Lender agrees that its U.S. Revolving Commitment and European Revolving Commitment, as applicable, will be modified to become a U.S. Revolving Tranche B Commitment or a European Revolving Tranche B Commitment, respectively, of like outstanding principal amount and (ii) by executing a counterpart to this Amendment, each Additional Revolving Lender agrees that it shall become a party to the Credit Agreement as a Lender that is an Additional Revolving Lender and that its Additional Revolving Commitment (as defined below) shall be a U.S. Revolving Tranche B Commitment and agrees, severally and not jointly, to make U.S. Revolving Tranche B Loans to the U.S. Borrower pursuant to clause (ii) of Section 2.01(a) of the Credit Agreement, as modified hereby. The U.S. Revolving Commitment and the European Revolving Commitment of each Declining U.S. Revolving Lender and Declining European Revolving Lender, respectively, shall be treated for all purposes as a U.S. Revolving Tranche A Commitment or a European Revolving Tranche A Commitment, as applicable, and all such U.S. Revolving Tranche A Commitments and European Revolving Tranche A Commitments shall be terminated on the Amendment No. 3 Effective Date in accordance with Section 2(b) below. The U.S. Revolving Tranche B Commitments and the European Revolving Tranche B Commitments shall constitute “Commitments” for all purposes of the Credit Agreement and the Loan Documents. For the avoidance of the doubt, the modifications to the U.S. Revolving Commitments and European Revolving Commitments effected by this Amendment and the Additional Revolving Commitments shall not reduce the Incremental Revolving Facility Amount.

(b) On the Amendment No. 3 Effective Date, upon incurrence of the Additional Term Loans and immediately prior to giving effect to Section 2(c) below, the U.S. Borrower shall use the proceeds of the Additional Term Loans to repay all or a portion of the outstanding principal amount of U.S. Revolving Loans and the European Revolving Loans as notified to the Administrative Agent on or prior to 11:00 a.m., on the Amendment No. 3 Effective Date. Each of the parties hereto acknowledges that the Initial Loans (as defined below) shall be determined based on the outstanding principal amounts of U.S. Revolving Loans and European Revolving Loans after such repayment.

(c) On the Amendment No. 3 Effective Date, (i) the aggregate principal amount of U.S. Revolving Loans and European Revolving Loans outstanding (the “Initial Loans”) immediately prior to giving effect to the Additional Revolving Commitments on the Amendment No. 3 Effective Date shall be deemed to be repaid, (ii) immediately following the deemed repayment of the Initial Loans as described in clause (i) above, notwithstanding anything to the contrary in Sections 2.09 and 2.12 of the Credit Agreement, the U.S. Revolving Tranche A Commitments and the European Revolving Tranche A Commitments shall be terminated, (iii) immediately following the termination of U.S. Revolving Tranche A Commitments and the European Revolving Tranche A Commitments as described in clause (ii) above and after giving effect to the effectiveness of Additional Revolving Commitments, (A) the U.S. Borrower shall be deemed to have made a new U.S. Revolving Tranche B Borrowing (the “Subsequent U.S. Borrowing”) in an aggregate principal amount equal to the portion of the Initial Loans attributable to the U.S. Revolving Loans, and (B) the U.S. Borrower or the European Borrower, as applicable, shall be deemed to have made a new European Revolving Tranche B Borrowing (the “Subsequent European Borrowing”, and together with the Subsequent U.S. Borrowing, collectively, the

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“Subsequent Borrowings”) in an aggregate principal amount equal to the portion of the Initial Loans attributable to the European Revolving Loans, which Subsequent Borrowings shall be of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03; provided that, notwithstanding the prior notice required under Section 2.03 of the Credit Agreement, the Borrowers may deliver such Borrowing Request on or prior to 11:00 a.m. on the Amendment No. 3 Effective Date, provided further that if no such Borrowing Request is delivered, the Subsequent Borrowings shall be ABR Borrowings if denominated in Dollars, or otherwise, EBR Borrowings, (iv) (A) each Additional Revolving Lender and each European Revolving Tranche B Lender shall pay to the Applicable Administrative Agent, in same day funds an amount determined by the Applicable Administrative Agent and notified to such Additional Revolving Lender and European Revolving Tranche B Lender (which amounts shall constitute Loans), (B) after the Applicable Administrative Agent receives such funds, the Applicable Administrative Agent shall pay to each U.S. Revolving Lender (other than the Additional Lenders) and each European Revolving Tranche A Lender a portion of such funds in an amount determined by the Applicable Administrative Agent and (C) the Subsequent Borrowings shall be allocated among the U.S. Revolving Tranche B Lenders (including the Additional Lenders) and the European Revolving Tranche B Lenders, as applicable, by the Applicable Administrative Agent such that following the transactions in (A), (B) and (C): (I) each U.S. Revolving Tranche B Lender shall hold its U.S. Tranche B Pro Rata Percentage (determined as though allocations were being made solely among the U.S. Revolving Tranche B Lenders under the Credit Agreement as modified hereby) of the Subsequent U.S. Borrowing (each calculated after giving effect to the Additional Revolving Commitments), (II) each European Revolving Tranche B Lender shall hold its European Tranche B Pro Rata Percentage (determined as though allocations were being made solely among the European Revolving Tranche B Lenders under the Credit Agreement as modified hereby) of the Subsequent European Borrowing, and (III) each U.S. Revolving Tranche A Lender and each European Revolving Tranche A Lender shall not be allocated any portion of any Subsequent U.S. Borrowing or Subsequent European Borrowing, as applicable, and, accordingly, shall cease to hold any U.S. Revolving Tranche A Loans or European Revolving Tranche A Loans, as applicable, (v) the participations of each Revolving Lender (without regard to Class) in each outstanding Swingline Loan (if any) and Letter of Credit provided for in Section 2.22(e) and 2.23(d), respectively, shall be ratably reallocated such that (A) each U.S. Revolving Tranche B Lender shall hold a participation therein that reflects its U.S. Tranche B Pro Rata Percentage (determined as though allocations were being made solely among the U.S. Revolving Tranche B Lenders under the Credit Agreement as modified hereby) of each such U.S. Swingline Loan and/or U.S. Letter of Credit (each calculated after giving effect to the Additional Revolving Commitments), (B) each European Revolving Tranche B Lender shall hold a participation therein that reflects its European Tranche B Pro Rata Percentage (determined as though allocations were being made solely among the European Revolving Tranche B Lenders under the Credit Agreement as modified hereby) of each such European Swingline Loan and/or European Letter of Credit, and (C) each U.S. Revolving Tranche A Lender and each European Revolving Tranche A Lender shall cease to have any participation in any Swingline Loan or Letter of Credit; provided that if, after giving effect to the transactions and reallocations set forth in clauses (iv) and (v) above, the aggregate Revolving Exposure of the U.S. Revolving Tranche B Lenders or the European Revolving Tranche B Lenders would exceed the aggregate U.S. Revolving Tranche B Commitments or European Revolving Tranche B Commitments, as applicable, then the applicable Borrower shall, on the Amendment No. 3 Effective Date, repay or prepay its Revolving Borrowings or Swingline Loans (or a combination thereof) in an amount sufficient to eliminate such excess, and (vi) the U.S. Borrower or European Borrower, as applicable, shall pay to the Applicable Administrative Agent for the account of each Revolving Lender (other than the Additional

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Revolving Lenders) any and all accrued and unpaid interest and Fees. The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 2.16 of the Credit Agreement if the Amendment No. 3 Effective Date occurs other than on the last day of the Interest Period relating thereto. The transactions contemplated by this Section 2(b) shall constitute a Revolving Tranche A Termination (as defined below) and, accordingly, on the Amendment No. 3 Effective Date, after giving effect to the provisions of this Section 2(b), all principal, interest, Fees and other amounts due and owning by the Borrowers to the U.S. Revolving Tranche A Lenders and the European Revolving Tranche A Lenders shall be deemed repaid in full and all Revolving Tranche A Commitments shall be terminated.

SECTION 3. Amendments. (a) Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms in appropriate alphabetical order as follows:

“Additional German Pledge Agreements” shall mean (a) the Share Pledge Agreement (relating to shares in Sensus Metering Systems GmbH Ludwigshafen) among Sensus Metering Systems (Luxco 3) s.àr.l, the European Collateral Agent and the other European Secured Parties and (b) the Share Pledge Agreement (relating to shares in Sensus Metering Services GmbH and Sensus Metering Systems GmbH Hannover) among Sensus Metering Systems GmbH Ludwigshafen, the European Collateral Agent and the other European Secured Parties, in each case entered into in connection with Amendment No. 3.

“Additional Term Loan” shall have the meaning provided in Amendment No. 3.

“Additional Term Lender” shall have the meaning provided in Amendment No. 3.

“Additional Revolving Commitment” shall mean, with respect to any Additional Revolving Lender, the amount of Additional Revolving Commitment set forth on such Lender’s signature page to Amendment No. 3 or such lesser amount as is allocated to it by the General Administrative Agent and notified to such Additional Revolving Lender on or prior to the Amendment No. 3 Effective Date.

“Additional Revolving Lender” shall have the meaning provided in Amendment No. 3.

“Amendment No. 3” shall mean Amendment No. 3 to this Agreement dated as of July 23, 2009.

“Amendment No. 3 Effective Date” shall have the meaning provided in Amendment No. 3.

“Declining European Revolving Lender” shall have the meaning provided in Amendment No. 3.

“Declining U.S. Revolving Lender” shall have the meaning provided in Amendment No. 3.

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“European Revolving Tranche A Commitment” shall mean, with respect to each European Revolving Tranche A Lender, its commitment, as set forth on Schedule I to Amendment No. 3 (or in the Assignment and Acceptance entered into after the Amendment No. 3 Effective Date pursuant to which it assumed its European Revolving Tranche A Commitment) to make European Revolving Tranche A Loans to the European Borrower or the U.S. Borrower, as the same may be (a) reduced from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such European Revolving Tranche A Lender (or permitted assignee) pursuant to Section 9.04. As of immediately prior to the Revolving Tranche A Termination to be effected on the Amendment No. 3 Effective Date pursuant to Section 2(b) of Amendment No. 3, the aggregate amount of European Revolving Tranche A Commitments will be $14,000,000. Immediately following the Revolving Tranche A Termination to be effected on the Amendment No. 3 Effective Date pursuant to Section 2(b) of Amendment No. 3, and at all times thereafter, the aggregate amount of European Revolving Tranche A Commitments will be $0.

“European Revolving Tranche A Exposure” shall mean, with respect to any European Revolving Tranche A Lender at any time, the sum of (a) the aggregate principal amount at such time of all its outstanding European Revolving Tranche A Loans denominated in Dollars, (b) the Dollar Equivalent of the aggregate principal amount at such time of all its outstanding European Revolving Tranche A Loans denominated in Designated Foreign Currencies, (c) the aggregate amount at such time of its European L/C Exposure attributable to the European Revolving Tranche A Commitments and (d) the aggregate amount at such time of its European Swingline Exposure attributable to the European Tranche A Commitments. Immediately following the consummation of the Revolving Tranche A Termination on the Amendment No. 3 Effective Date pursuant to Section 2(b) of Amendment No. 3, and at all times thereafter, the European Revolving Tranche A Exposure of all European Tranche A Lenders shall be $0.

“European Revolving Tranche A Lender” shall mean a Lender with a European Revolving Tranche A Commitment and/or an outstanding European Revolving Tranche A Loan. As of the Amendment No. 3 Effective Date, the European Revolving Tranche A Lenders are the Declining European Revolving Lenders.

“European Revolving Tranche A Loans” shall mean the revolving loans made by the European Revolving Tranche A Lenders to either Borrower pursuant to clause (iii) of Section 2.01(a). European Revolving Tranche A Loans may be denominated in Dollars or a Designated Foreign Currency. Immediately following the consummation of the Revolving Tranche A Termination on the Amendment No. 3 Effective Date pursuant to Section 2(b) of Amendment No. 3, and at all times thereafter, all European Revolving Tranche A Loans shall be deemed repaid in full.

“European Revolving Tranche B Commitment” shall mean, with respect to each European Revolving Tranche B Lender, its commitment as set forth on Schedule I to Amendment No. 3 (or in the Assignment and

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Acceptance entered into after the Amendment No. 3 Effective Date pursuant to which it assumed its European Revolving Tranche B Commitment) to make European Revolving Tranche B Loans to the European Borrower or the U.S. Borrower, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.25 or (c) reduced or increased from time to time pursuant to assignments by or to such European Revolving Tranche B Lender pursuant to Section 9.04. The aggregate amount of European Revolving Tranche B Commitments on the Amendment No. 3 Effective Date is $16,000,000.

“European Revolving Tranche B Exposure” shall mean, with respect to any European Revolving Tranche B Lender at any time, the sum of (a) the aggregate principal amount at such time of all its outstanding European Revolving Tranche B Loans denominated in Dollars, (b) the Dollar Equivalent of the aggregate principal amount at any such time of all its outstanding European Revolving Tranche B Loans denominated in Designated Foreign Currencies, (c) the aggregate amount at such time of its European L/C Exposure attributable to the European Revolving Tranche B Commitments and (d) the aggregate amount at such time of its European Swingline Exposure attributable to the European Tranche B Commitments.

“European Revolving Tranche B Lender” shall mean a Lender with a European Revolving Tranche B Commitment and/or an outstanding European Revolving Tranche B Loan. As of the Amendment No. 3 Effective Date, the European Revolving Tranche B Lenders are the Extending European Revolving Lenders.

“European Revolving Tranche B Loans” shall mean the revolving loans made by the European Revolving Tranche B Lenders to either Borrower pursuant to clause (iv) of Section 2.01(a). European Revolving Tranche B Loans may be denominated in Dollars or a Designated Foreign Currency.

“European Tranche A Pro Rata Percentage” shall mean, with respect to any European Revolving Tranche A Lender at any time, the percentage of the aggregate amount of European Revolving Tranche A Commitments as in effect at such time represented by such European Tranche A Lender’s European Revolving Tranche A Commitment; provided that where allocations are required to be made under this Agreement between the European Tranche A Lenders and European Tranche B Lenders or their respective Commitments, the term “European Tranche A Pro Rata Percentage” shall mean, with respect to any European Revolving Tranche A Lender at any time, the percentage of the aggregate amount of European Revolving Commitments (without regard to Class thereof) as in effect at such time represented by such European Tranche A Lender’s European Revolving Tranche A Commitment. In the event that the European Revolving Tranche A Commitments shall have expired or have terminated, the European Tranche A Pro Rata Percentages shall be determined on the basis of the European Revolving Tranche A Commitments most recently in effect.

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“European Tranche B Pro Rata Percentage” shall mean, with respect to any European Revolving Tranche B Lender at any time, the percentage of the aggregate amount of European Revolving Tranche B Commitments as in effect at such time represented by such European Lender’s European Revolving Tranche B Commitment; provided that where allocations are required to be made under this Agreement between the European Tranche A Lenders and European Tranche B Lenders or their respective Commitments, the term “European Tranche B Pro Rata Percentage” shall mean, with respect to any European Revolving Tranche B Lender at any time, the percentage of the aggregate amount of European Revolving Commitments (without regard to Class thereof) as in effect at such time represented by such European Tranche B Lender’s European Revolving Tranche B Commitment. In the event that the European Revolving Tranche B Commitments shall have expired or have terminated, the European Tranche B Pro Rata Percentages shall be determined on the basis of the European Revolving Tranche B Commitments most recently in effect.

“Extending European Revolving Lender” shall have the meaning provided in Amendment No. 3.

“Extending Term Lender” shall have the meaning provided in Amendment No. 3.

“Extending U.S. Revolving Lender” shall have the meaning provided in Amendment No. 3.

“German Restructuring Costs” shall mean, with respect to any period, cash payments made during such period in connection with the restructuring activities associated with the operations of Holdings and its Subsidiaries in Germany.

“Revolving Tranche A Commitments” shall mean the U.S. Revolving Tranche A Commitments and the European Revolving Tranche A Commitments.

“Revolving Tranche A Maturity Date” shall mean December 17, 2009.

“Revolving Tranche A Termination Date” shall mean, with respect to any Class of Revolving Tranche A Commitments, the earlier of (a) the Revolving Tranche A Maturity Date and (b) the date on which the Revolving Tranche A Commitments of such Class have terminated and there is no outstanding U.S. Revolving Tranche A Exposure or European Revolving Tranche A Exposure, as the case may be.

“Revolving Tranche B Maturity Date” shall mean December 17, 2012.

“Revolving Tranche A Termination” shall mean the substantially concurrent occurrence of all of the following: (a) the repayment in full of all principal, interest, Fees and other amounts due and owing by the Borrowers to the Lenders in respect of Revolving Tranche A Commitments, U.S. Revolving Tranche A Loans and European Revolving Tranche A Loans and (b) termination of all Revolving Tranche A Commitments and reallocation of participations in each case in accordance with Section 2.09.

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“Term B-1 Maturity Date” shall mean December 17, 2010.

“Term B-1 Refinancing” shall mean the repayment, in whole or in part, of principal, interest, fees and other amounts due and owing by the U.S. Borrower to the Lenders in respect of the Term B-1 Loans with the net cash proceeds of a substantially concurrent (a) issuance by Holdings of its Equity Interests (or a receipt by Holdings of a capital contribution in respect thereof) or (b) incurrence by Holdings, either Borrower or any Subsidiary of Indebtedness permitted to be incurred by it under this Agreement.

“Term B-3 Commitment” shall mean, with respect to each Term B-3 Lender that is an Additional Term Lender, its commitment as set forth on Schedule I to Amendment No. 3 (or in the Assignment and Acceptance pursuant to which it shall have assumed its Term B-3 Commitment) to make Term B-3 Loans to the U.S. Borrower, as the same may be (a) increased from time to time pursuant to Section 2.24 or (b) reduced or increased from time to time pursuant to assignments by or to such Term B-3 Lender pursuant to Section 9.04. The aggregate amount of the Term B-3 Commitments on the Amendment No. 3 Effective Date is $35,000,000.

“Term B-3 Lender” shall mean a Lender with an outstanding Term B-3 Loan. As of the Amendment No. 3 Effective Date, the Term B-3 Lenders are the Extending Term Lenders and the Additional Term Lenders.

“Term B-3 Loans” shall have the meaning provided in Amendment No. 3.

“Term B-3 Maturity Date” shall mean June 3, 2013.

“U.S. Revolving Tranche A Commitment” shall mean, with respect to each U.S. Revolving Tranche A Lender, its commitment, as set forth on Schedule I to Amendment No. 3 (or in the Assignment and Acceptance entered into after the Amendment No. 3 Effective Date pursuant to which it assumed its U.S. Revolving Tranche A Commitment) to make U.S. Revolving Tranche A Loans to the U.S. Borrower, as the same may be (a) reduced from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such U.S. Revolving Tranche A Lender (or its permitted assignee) pursuant to Section 9.04. As of immediately prior to the Revolving Tranche A Termination to be effected on the Amendment No. 3 Effective Date pursuant to Section 2(b) of Amendment No. 3, the aggregate amount of U.S. Revolving Tranche A Commitments will be $31,000,000. Immediately following the Revolving Tranche A Termination to be effected on the Amendment No. 3 Effective Date pursuant to Section 2(b) of Amendment No. 3, and at all times thereafter, the aggregate amount of U.S. Revolving Tranche A Commitments will be $0.

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“U.S. Revolving Tranche A Exposure” shall mean, with respect to any U.S. Revolving Tranche A Lender at any time, the sum of (a) the aggregate principal amount at such time of all its outstanding U.S. Revolving Tranche A Loans, (b) the aggregate amount at such time of its U.S. L/C Exposure attributable to the U.S. Revolving Tranche A Commitments and (c) the aggregate amount at such time of its U.S. Swingline Exposure attributable to the U.S. Revolving Tranche A Commitments. Immediately following the consummation of the Revolving Tranche A Termination on the Amendment No. 3 Effective Date pursuant to Section 2(b) of Amendment No. 3, and at all times thereafter, the U.S. Revolving Tranche A Exposure of all U.S. Tranche A Lenders shall be $0.

“U.S. Revolving Tranche A Lender” shall mean a Lender with a U.S. Revolving Tranche A Commitment and/or an outstanding U.S. Revolving Tranche A Loan. As of the Amendment No. 3 Effective Date, the U.S. Revolving Tranche A Lenders are the Declining U.S. Revolving Lenders.

“U.S. Revolving Tranche A Loans” shall mean the revolving loans made by the U.S. Revolving Tranche A Lenders to the U.S. Borrower pursuant to clause (i) of Section 2.01(a). Immediately following the consummation of the Revolving Tranche A Termination on the Amendment No. 3 Effective Date pursuant to Section 2(b) of Amendment No. 3, and at all times thereafter, all U.S. Revolving Tranche A Loans shall be deemed repaid in full.

“U.S. Revolving Tranche B Commitment” shall mean, with respect to each U.S. Revolving Tranche B Lender, its commitment as set forth on Schedule I to Amendment No. 3 (or in the Assignment and Acceptance entered into after the Amendment No. 3 Effective Date pursuant to which it assumed its U.S. Revolving Tranche B Commitment) to make U.S. Revolving Loans to the U.S. Borrower, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.25 or (c) reduced or increased from time to time pursuant to assignments by or to such U.S. Revolving Tranche B Lender pursuant to Section 9.04. The aggregate amount of U.S. Revolving Tranche B Commitments on the Amendment No. 3 Effective Date (after giving effect to the Additional Revolving Commitments) is $54,000,000.

“U.S. Revolving Tranche B Exposure” shall mean, with respect to any U.S. Revolving Tranche B Lender at any time, the sum of (a) the aggregate principal amount at such time of all its outstanding U.S. Revolving Tranche B Loans, (b) the aggregate amount at such time of its U.S. L/C Exposure attributable to the U.S. Revolving Tranche B Commitments and (c) the aggregate amount at such time of its U.S. Swingline Exposure attributable to the U.S. Revolving Tranche B Commitments.

“U.S. Revolving Tranche B Lender” shall mean a Lender with a U.S. Revolving Tranche B Commitment and/or an outstanding U.S. Revolving Tranche B Loan. As of the Amendment No. 3 Effective Date, the U.S. Revolving Tranche B Lenders are the Extending U.S. Revolving Lenders and the Additional Revolving Lenders.

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“U.S. Revolving Tranche B Loans” shall mean the revolving loans made by the U.S. Revolving Tranche B Lenders to the U.S. Borrower pursuant to clause (ii) of Section 2.01(a).

“U.S. Tranche A Pro Rata Percentage” shall mean, with respect to any U.S. Revolving Tranche A Lender at any time, the percentage of the aggregate amount of U.S. Revolving Tranche A Commitments as in effect at such time represented by such U.S. Lender’s U.S. Revolving Tranche A Commitment; provided that where allocations are to be made under this Agreement between the U.S. Tranche A Lenders and U.S. Tranche B Lenders or their respective Commitments, the term “U.S. Tranche A Pro Rata Percentage” shall mean, with respect to any U.S. Revolving Tranche A Lender at any time, the percentage of the aggregate amount of U.S. Revolving Commitments (without regard to Class thereof) as in effect at such time represented by such U.S. Tranche A Lender’s U.S. Revolving Tranche A Commitment. In the event that the U.S. Revolving Tranche A Commitments shall have expired or have terminated, the U.S. Tranche A Pro Rata Percentages shall be determined on the basis of the U.S. Revolving Tranche A Commitments most recently in effect.

“U.S. Tranche B Pro Rata Percentage” shall mean, with respect to any U.S. Revolving Tranche B Lender at any time, the percentage of the aggregate amount of U.S. Revolving Tranche B Commitments as in effect at such time represented by such U.S. Lender’s U.S. Revolving Tranche B Commitment; provided that where allocations are to be made under this Agreement between the U.S. Tranche A Lenders and U.S. Tranche B Lenders or their respective Commitments, the term “U.S. Tranche B Pro Rata Percentage” shall mean, with respect to any U.S. Revolving Tranche B Lender at any time, the percentage of the aggregate amount of U.S. Revolving Commitments (without regard to Class thereof) as in effect at such time represented by such U.S. Tranche B Lender’s U.S. Revolving Tranche B Commitment. In the event that the U.S. Revolving Tranche B Commitments shall have expired or have terminated, the U.S. Tranche B Pro Rata Percentages shall be determined on the basis of the U.S. Revolving Tranche B Commitments most recently in effect.

(b) The definition of the term “Alternate Base Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) solely with respect to calculations of the Alternate Base Rate applicable to Term B-3 Loans, U.S. Revolving Tranche B Loans and European Revolving Tranche B Loans, 3.5%. If for any reason the General Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the General Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.”.

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(c) The definition of the term “Applicable Percentage” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Percentage” shall mean, for any day, (a) with respect to any Eurocurrency Term Loan that is a Term B-1 Loan, 2.0%, (b) with respect to any Eurocurrency Term Loan that is a Term B-3 Loan, 4.5%, (c) with respect to any ABR Term Loan that is a Term B-1 Loan, 1.0%, (d) with respect to any ABR Term Loan that is a Term B-3 Loan, 3.5%, (e) with respect to any Eurocurrency Revolving Tranche B Loan, 3.5%, (f) with respect to any ABR Revolving Tranche B Loan or EBR Revolving Tranche B Loan, 2.5%, (g) with respect to any Swingline Loan, 3.5%, and (h) with respect to any Eurocurrency Revolving Tranche A Loan, ABR Revolving Tranche A Loan or EBR Revolving Tranche A Loan, as the case may be, the applicable percentage set forth below under the caption “Eurocurrency Spread–Revolving Tranche A Loans” or “ABR/EBR Spread–Revolving Tranche A Loans”, as the case may be, based upon the Leverage Ratio as of the relevant date of determination:

Leverage Ratio	Eurocurrency Spread– Revolving Tranche A Loans	ABR/EBR Spread– Revolving Tranche A Loans
Category 1 Greater than or equal to 4.75 to 1.00	2.50%	1.50%

Category 2 Greater than or equal to 4.25 to 1.00, but less than 4.75 to 1.00	2.25%	1.25%

Category 3 Greater than or equal to 3.75 to 1.00, but less than 4.25 to 1.00	2.00%	1.00%

Category 4 Greater than or equal to 3.25 to 1.00, but less than 3.75 to 1.00	1.75%	0.75%

Category 5 Less than 3.25 to 1.00	1.50%	0.50%

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Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all U.S. Revolving Tranche A Loans and European Revolving Tranche A Loans and Letters of Credit attributable to U.S. Revolving Tranche A Commitments or European Revolving Tranche A Commitments outstanding on and after the date of delivery to the General Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(d), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. If Holdings shall have failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(d), respectively, in respect of any period, then, until the earlier to occur of the delivery of such statements and certificates or the occurrence of an Event of Default, the Leverage Ratio shall be deemed to be in the same Category as it was during the prior period; provided, however, that, if such statements and certificates when delivered indicate that the Leverage Ratio should have been adjusted to a lower Category (i.e., a higher spread), then the applicable Borrower shall, on the next Interest Payment Date with respect to each such Loan or date on which L/C Participation Fees attributable to U.S. Revolving Tranche A Commitments or European Revolving Tranche A Commitments are payable, as the case may be, pay to the Lenders, through the Applicable Administrative Agent, the additional interest and L/C Participation Fees that would have accrued on or in respect of such outstanding Loans and Letters of Credit during such interim period. The calculation of such additional interest and such L/C Participation Fees shall be made by the General Administrative Agent and shall be conclusive absent manifest error. In addition, at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. The changes to the Applicable Percentages effected by Amendment No. 3 will become effective as to all applicable outstanding Loans and Commitments on and as of the Amendment No. 3 Effective Date.”.

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(d) The definition of the term “Class” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term B-1 Loans, Term B-3 Loans, Other Term Loans, U.S. Swingline Loans, European Swingline Loans, U.S. Revolving Tranche A Loans, U.S. Revolving Tranche B Loans, European Revolving Tranche A Loans or European Revolving Tranche B Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Incremental Term Commitment, U.S. Revolving Tranche A Commitment, U.S. Revolving Tranche B Commitment, European Revolving Tranche A Commitment, European Revolving Tranche B Commitment, U.S. Swingline Commitment or European Swingline Commitment.”.

(e) The definition of the term “Consolidated EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)	by deleting the word “and” immediately before the clause designator “(ix)” and substituting a comma therefor;

(ii)	by adding immediately before the word “minus” at the end of clause (a) thereof the following:

“(x) German Restructuring Costs of $6,800,000 for the fiscal year ended March 31, 2009, and up to an aggregate of $28,000,000 for the three fiscal years ended March 31, 2012, and”; and

(iii)	by deleting the last sentence thereof.

(f) The definition of the term “Consolidated Fixed Charges” set forth in Section 1.01 of the Credit Agreement is hereby amended by adding at the end of the first sentence thereof “; provided that repayments of the Term B-1 Loans, the U.S. Revolving Tranche A Loans and the European Revolving Tranche A Loans made after the Amendment No. 3 Effective Date shall be excluded from Consolidated Fixed Charges”.

(g) The definition of the term “Consolidated Net Income” set forth in Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)	by adding “(x)” immediately before the clause “the net income”;

(ii)	by adding immediately before the proviso thereto the following:

“, plus, without duplication, (y) customer billings of Holdings and its Subsidiaries less the associated incremental direct costs (both net of amortization) related to multi-element contracts that have been deferred during such period under AICPA Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”)”; and

(iii)	by adding at the end thereof the following:

“For the avoidance of doubt, (i) the term “net of amortization” in clause (y) above shall mean net of amounts amortized or otherwise recognized during such period with respect to customer billings and associated incremental

14

direct costs related to multi-element contracts that are deferred during any period under SOP 97-2 and (ii) notwithstanding anything to the contrary, amortization of deferred customer billings of Holdings and its Subsidiaries and the associated incremental direct costs related to multi-element contracts deducted in clause (y) shall be disregarded for purposes of clause (iii) of the definition of Consolidated EBITDA for such period.”.

(h) The definition of the term “Defaulting Lender” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Defaulting Lender” means any Lender, as reasonably determined by the General Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the General Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under the Credit Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under the Credit Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the General Administrative Agent, to confirm that it will comply with the terms of the Credit Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Applicable Administrative Agent, (d) otherwise failed to pay over to the Applicable Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.”.

(i) The definition of the term “Disqualified Capital Stock” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting therefrom each instance of “Term Loan Maturity Date” and substituting therefor “Term B-3 Maturity Date”.

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(j) The definition of the term “European L/C Exposure” set forth in Section 1.01 of the Credit Agreement is hereby amended by adding prior to the last sentence thereof the following:

“Prior to the Revolving Tranche A Termination Date, the outstanding European L/C Exposure shall be allocated ratably between the European Revolving Tranche A Commitments and the European Revolving Tranche B Commitments and, thereafter, unless the maturity of the Loans shall theretofore have been accelerated, shall be allocated entirely to the European Revolving Tranche B Commitments.”.

(k) The definition of the term “European Pro Rata Percentage” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““European Pro Rata Percentage” shall mean, as the context may require, the European Tranche A Pro Rata Percentage or the European Tranche B Pro Rata Percentage.”.

(l) The definition of the term “European Revolving Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““European Revolving Commitment” shall mean, with respect to each European Revolving Tranche A Lender, its European Revolving Tranche A Commitment, and with respect to each European Revolving Tranche B Lender, its European Revolving Tranche B Commitment; provided that following the Revolving Tranche A Termination Date, the term “European Revolving Commitment” shall mean, with respect to a European Revolving Lender, its European Revolving Tranche B Commitment.”.

(m) The definition of the term “European Revolving Exposure” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““European Revolving Exposure” shall mean, with respect to any European Revolving Tranche A Lender at any time, its European Revolving Tranche A Exposure, and with respect to any European Revolving Tranche B Lender at any time, its European Revolving Tranche B Exposure; provided that following the Revolving Tranche A Termination Date, unless the maturity of the Loans shall theretofore have been accelerated, the term “European Revolving Exposure” shall mean, with respect to a European Revolving Lender at any such time, its European Revolving Tranche B Exposure.”.

(n) The definition of the term “European Revolving Lender” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““European Revolving Lender” shall mean a European Revolving Tranche A Lender or a European Revolving Tranche B Lender; provided that following the Revolving Tranche A Termination Date, unless the maturity of the Loans shall theretofore have been accelerated, the term “European Revolving Lender” shall mean a European Revolving Tranche B Lender.”.

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(o) The definition of the term “French Pledge Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““French Pledge Agreements” shall mean the collective reference to (a) the Pledge Agreement (relating to shares of Sensus Metering Systems France Holdings) among Sensus Metering Systems (LuxCo 3) s.àr.l., the European Collateral Agent and the other European Secured Parties dated December 17, 2003 and (b) the Pledge Agreement (relating to shares of Sensus Metering Systems) among Sensus Metering Systems France Holdings, the European Collateral Agent and the other European Secured Parties dated March 28, 2006, each substantially in the form of Exhibit F-2 and as amended pursuant to amendment agreements dated July 23, 2009, and as further amended, varied, novated or supplemented from time to time.”

(p) The definition of the term “European Revolving Loans” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““European Revolving Loans” shall mean, the European Revolving Tranche A Loans and the European Revolving Tranche B Loans; provided that following the Revolving Tranche A Termination Date, unless the maturity of the Loans shall theretofore have been accelerated, the term “European Revolving Loans” shall mean the European Revolving Tranche B Loans.”.

(q) The definition of the term “German Pledge Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)	by deleting the word “and” immediately before the clause designator “(d)”; and

(ii)	by adding at the end thereof “and (e) each of the Additional German Pledge Agreements”.

(r) The definition of the term “Incremental Term Loans” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting therefrom “Term B-2 Loans” and substituting therefor “Term B-3 Loans”.

(s) The definition of the term “Leverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting therefrom “in an aggregate amount not to exceed $25,000,000”.

(t) The definition of the term “LIBO Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended by adding at the end thereof the following:

“Notwithstanding the foregoing, solely with respect to Term B-3 Loans, U.S. Revolving Tranche B Loans and European Revolving Tranche B Loans, the applicable LIBO Rate in respect of any applicable Interest Period will be deemed to be 2.50% per annum if the LIBO Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 2.50% per annum.”.

17

(u) The definition of the term “Revolving Credit Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Revolving Credit Maturity Date” shall mean, (a) prior to the Amendment No. 3 Effective Date, December 17, 2009, (b) after the Amendment No. 3 Effective Date, with respect to the Revolving Tranche A Commitments, the Revolving Tranche A Maturity Date, and, with respect to the U.S. Revolving Tranche B Commitments and the European Revolving Tranche B Commitments, the Revolving Tranche B Maturity Date and (c) after the Revolving Tranche A Termination Date, the Revolving Tranche B Maturity Date.”.

(v) The definition of the term “Term B-1 Loans” shall be amended by adding at the end thereof “; provided that on and after the Amendment No. 3 Effective Date, the term “Term B-1 Loans” shall exclude those that become Term B-3 Loans pursuant to Amendment No. 3”.

(w) The definition of the term “Term Lenders” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting therefrom “Term B-2 Lenders” and substituting therefor “Term B-3 Lenders”.

(x) The definition of the term “Term Loan Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting therefrom “the Term B-1 Commitments and the Term B-2 Commitments” and substituting therefore “the Term B-3 Commitments”.

(y) The definition of the term “Term Loan Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Term Loan Maturity Date” shall mean, (a) prior to the Amendment No. 3 Effective Date, the Term B-1 Maturity Date, (b) on and after the Amendment No. 3 Effective Date, with respect to the Term B-1 Loans, the Term B-1 Maturity Date, and with respect to the Term B-3 Loans, the Term B-3 Maturity Date and (c) after the repayment in full of the Term B-1 Loans, the Term B-3 Maturity Date.”.

(z) The definition of the term “Term Loans” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

““Term Loans” shall mean, unless the context requires otherwise, a Term B-1 Loan or a Term B-3 Loan.”.

(aa) The definition of the term “U.S. L/C Exposure” set forth in Section 1.01 of the Credit Agreement is hereby amended by adding prior to the last sentence thereof the following:

“Prior to the Revolving Tranche A Termination Date, the outstanding U.S. L/C Exposure shall be allocated ratably between the U.S. Revolving Tranche A Commitments and the U.S. Revolving Tranche B Commitments and, thereafter, unless the maturity of the Loans shall theretofore have been accelerated, shall be allocated entirely to the U.S. Revolving Tranche B Commitments.”.

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(bb) The definition of the term “U.S. Pro Rata Percentage” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““U.S. Pro Rata Percentage” shall mean, as the context may require, the U.S. Tranche A Pro Rata Percentage or the U.S. Tranche B Pro Rata Percentage.”.

(cc) The definition of the term “U.S. Revolving Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““U.S. Revolving Commitment” shall mean, with respect to each U.S. Revolving Tranche A Lender, its U.S. Revolving Tranche A Commitment, and with respect to each U.S. Revolving Tranche B Lender, its U.S. Revolving Tranche B Commitment; provided that following the Revolving Tranche A Termination Date, the term “U.S. Revolving Commitment” shall mean, with respect to a U.S. Revolving Lender, its U.S. Revolving Tranche B Commitment.”.

(dd) The definition of the term “U.S. Revolving Exposure” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““U.S. Revolving Exposure” shall mean, with respect to any U.S. Revolving Tranche A Lender at any time, its U.S. Revolving Tranche A Exposure, and with respect to any U.S. Revolving Tranche B Lender at any time, its U.S. Revolving Tranche B Exposure; provided that following the Revolving Tranche A Termination Date, unless the maturity of the Loans shall theretofore have been accelerated, the term “U.S. Revolving Exposure” shall mean, with respect to any U.S. Lender at any such time, its U.S. Revolving Tranche B Exposure.”.

(ee) The definition of the term “U.S. Revolving Lender” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““U.S. Revolving Lender” shall mean a U.S. Revolving Tranche A Lender or a U.S. Revolving Tranche B Lender; provided that following the Revolving Tranche A Termination Date, unless the maturity of the Loans shall theretofore have been accelerated, the term “U.S. Revolving Lender” shall mean a U.S. Revolving Tranche B Lender.”.

(ff) The definition of the term “U.S. Revolving Loans” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““U.S. Revolving Loans” shall mean the U.S. Revolving Tranche A Loans and the U.S. Revolving Tranche B Loans; provided that following the Revolving Tranche A Termination Date, unless the maturity of the Loans shall theretofore have been accelerated, the term “U.S. Revolving Loans” shall mean the U.S. Revolving Tranche B Loans.”.

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(gg) Section 2.01(a) (Commitments) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) each U.S. Revolving Tranche A Lender agrees, severally and not jointly, to make U.S. Revolving Tranche A Loans to the U.S. Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Tranche A Maturity Date and the termination of its U.S. Revolving Tranche A Commitment in accordance with the terms hereof, in Dollars, and in an aggregate principal amount at any time outstanding that will not result in (A) such U.S. Revolving Tranche A Lender’s U.S. Revolving Tranche A Exposure exceeding its U.S. Revolving Tranche A Commitment or (B) the aggregate amount of the U.S. Revolving Tranche A Exposure exceeding the aggregate amount of the U.S. Revolving Tranche A Commitments, (ii) each U.S. Revolving Tranche B Lender agrees, severally and not jointly, to make U.S. Revolving Tranche B Loans to the U.S. Borrower, at any time and from time to time on or after the Amendment No. 3 Effective Date and until the earlier of the Revolving Tranche B Maturity Date and the termination of its U.S. Revolving Tranche B Commitment in accordance with the terms hereof, in Dollars, and in an aggregate principal amount at any time outstanding that will not result in (A) such U.S. Revolving Tranche B Lender’s U.S. Revolving Tranche B Exposure exceeding its U.S. Revolving Tranche B Commitment or (B) the aggregate amount of the U.S. Revolving Tranche B Exposure exceeding the aggregate amount of the U.S. Revolving Tranche B Commitments, (iii) each European Revolving Tranche A Lender agrees, severally and not jointly, to make European Revolving Tranche A Loans to the U.S. Borrower or the European Borrower in Dollars, or to the European Borrower in one or more Designated Foreign Currencies, at any time and from time to time on or after the Closing Date and until the earlier of the Revolving Tranche A Maturity Date and the termination of its European Revolving Tranche A Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (A) such European Revolving Tranche A Lender’s European Revolving Tranche A Exposure exceeding its European Revolving Tranche A Commitment or (B) the aggregate amount of the European Revolving Tranche A Exposure exceeding the aggregate amount of the European Revolving Tranche A Commitments, (iv) each European Revolving Tranche B Lender agrees, severally and not jointly, to make European Revolving Tranche B Loans to the U.S. Borrower or the European Borrower in Dollars, or to the European Borrower in one or more Designated Foreign Currencies, at any time and from time to time on or after the Amendment No. 3 Effective Date and until the earlier of the Revolving Tranche B Maturity Date and the termination of its European Revolving Tranche B Commitment in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (A) such European Revolving Tranche B Lender’s European Revolving Tranche B Exposure exceeding its European Revolving Tranche B Commitment or (B) the aggregate amount of the European Revolving Tranche B Exposure exceeding the aggregate amount of the European Revolving Tranche B Commitments and (v) each Term B-3 Lender with an outstanding Term B-3 Commitment agrees, severally and not jointly, to make Term B-3 Loans to the U.S. Borrower on the Amendment No. 3 Effective Date, in Dollars and in a principal amount equal to its Term B-3 Commitment. Within the limits set forth in clauses (i), (ii), (iii) and (iv) of the preceding sentence and subject to the terms, conditions and limitations set forth herein,

20

the Borrowers may borrow, pay or prepay and reborrow Revolving Loans; provided that until the Revolving Tranche A Termination Date and except in the case of a Revolving Tranche A Termination, any such borrowing, payment, prepayment or reborrowing under (x) the U.S. Revolving Tranche A Commitments and U.S. Revolving Tranche B Commitments or (y) the European Revolving Tranche A Commitments and the European Revolving Tranche B Commitments shall be allocated ratably according to the Pro Rata Percentages of each Revolving Lender with Commitments described in (x) or (y) above. Amounts paid or prepaid in respect of Term Loans may not be reborrowed. For the avoidance of doubt, commencing on the Amendment No. 3 Effective Date, (A) each Term B-1 Loan of an Extending Term Lender prior to the Amendment No. 3 Effective Date and each Additional Term Loan of an Additional Term Lender shall be treated for all purposes as a Term B-3 Loan, (B) each Term B-1 Loan of a Declining Term Lender prior to the Amendment No. 3 Effective Date shall continue to be treated for all purposes as a Term B-1 Loan, (C) each U.S. Revolving Commitment of an Extending U.S. Revolving Lender prior to the Amendment No. 3 Effective Date and each Additional Revolving Commitment of an Additional Revolving Lender shall be treated for all purposes as a U.S. Revolving Tranche B Commitment, (D) each European Revolving Commitment of an Extending European Revolving Lender prior to the Amendment No. 3 Effective Date shall be treated for all purposes as a European Tranche B Commitment, (E) each U.S. Revolving Commitment of a Declining U.S. Revolving Lender prior to the Amendment No. 3 Effective Date shall be treated for all purposes as a U.S. Revolving Tranche A Commitment and (F) each European Revolving Commitment of a Declining European Revolving Lender prior to the Amendment No. 3 Effective Date shall be treated for all purposes as a European Revolving Tranche A Commitment. Each party hereto acknowledges that prior to the Amendment No. 3 Effective Date, the Term B-2 Loans were paid in full.”.

(hh) Section 2.02(a) (Loans) of the Credit Agreement is hereby amended by deleting the first sentence thereof and substituting therefor the following:

“Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable U.S. Revolving Tranche A Commitments, U.S. Revolving Tranche B Commitments, European Revolving Tranche A Commitments, European Revolving Tranche B Commitments or Incremental Term Commitments, as the case may be.”.

(ii) Section 2.02(e) (Loans) of the Credit Agreement is hereby amended by adding at the end thereof the following:

“; provided that, notwithstanding anything to the contrary set forth herein, any Revolving Borrowing comprised of U.S. Revolving Tranche A Loans or European Revolving Tranche A Loans made within one month of the Revolving Tranche A Termination Date may be an ABR Borrowing or EBR Borrowing, as applicable, even if the corresponding Revolving Borrowing comprised of U.S. Revolving Tranche B Loans or European Revolving Tranche B Loans is a Eurocurrency Borrowing”.

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(jj) Section 2.03 (Borrowing Procedure) of the Credit Agreement is hereby amended by amending and restating clause (i) thereof in its entirety as follows:

“(i) whether the Borrowing then being requested is to be a Term B-1 Borrowing, a Term B-3 Borrowing, an Incremental Term Borrowing, a U.S. Revolving Tranche A Borrowing, a U.S. Revolving Tranche B Borrowing, a European Revolving Tranche A Borrowing or a European Revolving Tranche B Borrowing;”.

(kk) Section 2.05(a) (Fees) of the Credit Agreement is hereby amended by deleting the first two sentences thereof and substituting therefor the following:

“The U.S. Borrower agrees to pay to the General Administrative Agent for the account of each U.S. Revolving Lender (i) in the case of a U.S. Revolving Tranche A Lender, a facility fee equal to 0.50% per annum on the daily amount of the U.S. Revolving Tranche A Commitments of such Lender (whether used or unused) during the preceding quarter (or other period commencing with the Closing Date or ending with the earlier of the Revolving Tranche A Maturity Date or the date on which the U.S. Revolving Tranche A Commitment of such Lender shall expire or be terminated) and (ii) in the case of a U.S. Revolving Tranche B Lender, a facility fee equal to 1.00% per annum on the daily amount of the U.S. Revolving Tranche B Commitments of such Lender (whether used or unused) during the preceding quarter (or other period commencing with the Amendment No. 3 Effective Date or ending with the earlier of the Revolving Tranche B Maturity Date or the date on which the U.S. Revolving Tranche B Commitment of such Lender shall expire or be terminated). The European Borrower agrees to pay to the European Administrative Agent for the account of each European Revolving Lender (i) in the case of a European Revolving Tranche A Lender, a facility fee equal to 0.50% per annum on the daily amount of the European Revolving Tranche A Commitments of such Lender (whether used or unused) during the preceding quarter (or other period commencing with the Closing Date or ending with the earlier of the Revolving Tranche A Maturity Date or the date on which the European Revolving Tranche A Commitment of such Lender shall expire or be terminated) and (ii) in the case of a European Revolving Tranche B Lender, a facility fee equal to 1.00% per annum on the daily amount of the European Revolving Tranche B Commitments of such Lender (whether used or unused) during the preceding quarter (or other period commencing with the Amendment No. 3 Effective Date or ending with the earlier of the Revolving Tranche B Maturity Date or the date on which the European Revolving Tranche B Commitment of such Lender shall expire or be terminated). The fees described in the preceding two sentences are collectively referred to as the “Facility Fees”.”.

(ll) Section 2.05(c) (Fees) of the Credit Agreement is hereby amended by adding at the end thereof the following:

“For the avoidance of doubt, the L/C Participation Fees payable to the Revolving Tranche A Lenders shall be based on the Applicable Percentage for Eurocurrency Revolving Tranche A Loans, and the L/C Participation Fees payable to the Revolving Tranche B Lenders shall be based on the Applicable Percentage for Eurocurrency Revolving Tranche B Loans.”.

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(mm) Section 2.09(a) (Termination and Reduction of Commitments) of the Credit Agreement is hereby amended as follows:

(i)	by deleting “Term Loan Commitments” and substituting therefor “Term B-1 Commitments and Term B-2 Commitments”; and

(ii)	by adding after the first sentence thereof “The Term B-3 Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Amendment No. 3 Effective Date.”.

(nn) Section 2.09(b) (Termination and Reduction of Commitments) of the Credit Agreement is hereby amended by adding at the end thereof the following:

“In the event of a Revolving Tranche A Termination, the participations provided for in Section 2.22(e) and Section 2.23(d) shall be reallocated (i) in the case of a U.S. Swingline Loan and U.S. Letter of Credit, from the U.S. Revolving Tranche A Lenders to the U.S. Revolving Tranche B Lenders ratably in accordance with their U.S. Tranche B Pro Rata Percentage and (ii) in the case of a European Swingline Loan and European Letter of Credit, from the European Revolving Tranche A Lenders to the European Revolving Tranche B Lenders ratably in accordance with their European Tranche B Pro Rata Percentages; provided that no such reallocation shall occur and no such Revolving Tranche A Termination shall be permitted if, after giving effect to such reallocation, the aggregate Revolving Exposure of the U.S. Revolving Tranche B Lenders or the European Revolving Tranche B Lenders, as the case may be, would exceed the aggregate Revolving Commitments of such U.S. Revolving Tranche B Lenders and European Revolving Tranche B Lenders, respectively.”.

(oo) Section 2.09(c) (Termination and Reduction of Commitments) of the Credit Agreement is hereby amended by adding at the end of the first sentence thereof the following:

“; provided that until the Revolving Tranche A Termination Date and except in the case of a Revolving Tranche A Termination, (i) any such reduction of any U.S. Revolving Commitments hereunder shall be allocated ratably to the U.S. Revolving Tranche A Lenders and the U.S. Revolving Tranche B Lenders in accordance with their respective Pro Rata Percentages and (ii) any such reduction of any European Revolving Commitments hereunder shall be allocated ratably to the European Revolving Tranche A Lenders and the European Revolving Tranche B Lenders in accordance with their respective Pro Rata Percentages”.

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(pp) Section 2.11(a)(i) (Repayment of Term Borrowings) of the Credit Agreement is hereby amended as follows:

(i)	by adding at the end of the text prior to the amortization table therein the following:

“(it being understood that the amounts set forth below with respect to periods after the Amendment No. 3 Effective Date have been adjusted to reflect prepayments made prior to the Amendment No. 3 Effective Date and the existence of the Term B-3 Loans on and after the Amendment No. 3 Effective Date)”; and

(ii)	by substituting the following for the final six amortization payments set forth therein :

“
Repayment Date	Amount
September 30, 2009	$0
December 31, 2009	$0
March 31, 2010	$6,721,424.20
June 30, 2010	$7,021,598.94
September 30, 2010	$7,021,598.94
Term B-1 Maturity Date	$7,021,598.93
”.

(qq) Section 2.11(a)(ii) (Repayment of Term Borrowings) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) The U.S. Borrower shall pay to the General Administrative Agent, for the account of the Term B-3 Lenders, on the Repayment Dates set forth below, a principal amount of the Term B-3 Loans (as adjusted from time to time pursuant to Sections 2.11(c), 2.12, 2.13(f) and 2.24(d)) equal to the percentage set forth below for such date of the aggregate principal amount of the Term B-3 Loans outstanding on the Amendment No. 3 Effective Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Percentage
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
March 31, 2013	0.25%
Term B-3 Maturity Date	96.25%
”.

24

(rr) Section 2.11(d) (Repayment of Term Borrowings) of the Credit Agreement is hereby amended as follows:

(i)	by adding after “all Term Loans shall be due and payable on the” the word “applicable”; and

(ii)	by adding at the end thereof the following:

“For the avoidance of doubt, payment of the Term B-1 Loans upon the Term B-1 Maturity Date shall not, in itself, create any obligation for the Borrower to pay any other Term Loans.”.

(ss) Section 2.12(b) (Optional Prepayments) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Optional prepayments of Term Loans shall be allocated between (i) the Term B-1 Loans and Term B-3 Loans (ratably between the two Classes) and (ii) the Other Term Loans, if any, as determined by Holdings, and shall be applied first, in chronological order to the installments of principal in respect of such Term Loans scheduled to be

25

paid within 12 months after such optional prepayment and second, pro rata against the remaining scheduled installments of principal due in respect of such Term Loans. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, optional prepayments of Term B-1 Loans in a Term B-1 Refinancing or made using Refinancing Incremental Term Loans shall be applied only to the Term B-1 Loans.”.

(tt) Section 2.13(c) (Mandatory Prepayments) of the Credit Agreement is hereby amended by adding at the end thereof the following:

“For purposes of this Section 2.13(c), the Net Cash Proceeds of any Equity Issuance shall be reduced by the amount thereof used to effect a Term B-1 Refinancing.”.

(uu) Section 2.13(e) (Mandatory Prepayments) of the Credit Agreement is hereby amended by adding at the end thereof the following:

“For purposes of clause (e)(i) above, the Net Cash Proceeds of any incurrence of Indebtedness shall be reduced by the amount thereof used to effect a Term B-1 Refinancing.”.

(vv) Section 2.13(f) (Mandatory Prepayments) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated ratably among the Term B-1 Loans, the Term B-3 Loans and the Other Term Loans, if any, and shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term B-1 Loans, the Term B-3 Loans and Other Term Loans under Section 2.11.” .

(ww) Section 2.21(a) (Assignment of Commitments Under Certain Circumstances) of the Credit Agreement is hereby amended as follows:

(i)	by deleting the word “or” immediately before the clause designator “(iv)” and substituting a comma therefor;

(ii)	by adding at the end of clause (iv), immediately before “the Borrowers may, at their sole expense and effort” the words “or (v) any Lender becomes a Defaulting Lender”; and

(iii)	by adding after “all of its interests, rights and obligations under this Agreement” the following:

“(or, at the applicable Borrower’s option, in the case of clause (iv) above, all of such Lender’s interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification)”.

26

(xx) Section 2.22(e) (Swingline Loans; Participations) of the Credit Agreement is hereby amended by adding at the end of the first sentence thereof the following:

“; provided that any such participations shall be allocated ratably to each U.S. Revolving Lender or European Revolving Lender, as applicable, according to the Pro Rata Percentages of each, without regard to whether such Lenders are Revolving Tranche A Lenders or Revolving Tranche B Lenders”.

(yy) Section 2.23(b) (Letters of Credit; Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions) of the Credit Agreement is hereby amended as follows:

(i)	by deleting therefrom “$20,000,000” and substituting therefor “$50,000,000”; and

(ii)	by adding at the end thereof the following:

“; provided that the portion of the U.S. L/C Exposure attributable to U.S. Letters of Credit and U.S. L/C Disbursements in each case issued by Credit Suisse or any of its Affiliates shall not, without the consent of Credit Suisse, exceed $25,000,000 at any time”.

(zz) Section 2.23(d) (Letters of Credit; Participations) of the Credit Agreement is hereby amended by adding after the second sentence thereof the following:

“The participations provided for in this Section 2.23(d) and the reimbursements provided for in Section 2.23(e) shall be allocated ratably to each U.S. Revolving Lender or European Revolving Lender, as applicable, according to the Pro Rata Percentages of each, without regard to whether such Lenders are Revolving Tranche A Lenders or Revolving Tranche B Lenders.”.

(aaa) Section 2.24(a) (Increase in Term Loan Commitments) of the Credit Agreement is hereby amended as follows:

(i)

by deleting “Incremental Term Loan Amount” and substituting therefor “sum of (x) the Incremental Term Loan Amount and (y) the amount of Incremental Term Loans the net proceeds of which will be used by Borrower solely to consummate a Term B-1 Refinancing (“Refinancing Incremental Term Loans”)”;

(ii)	by deleting “Term B-1 Commitments, Term B-2 Commitments or” in clause (iv) thereof and substituting therefor “Term B-3 Commitments or”; and

(iii)	by deleting “Term B-1 Loans and the Term B-2 Loans” in clause (iv) thereof and substituting therefor “Term B-3 Loans”.

27

(bbb) Section 2.24(b) (Increase in Term Loan Commitments) of the Credit Agreement is hereby amended as follows:

(i)	by adding in each of clauses (i)(x) and (ii)(x) thereof after each instance of “any other Class of Term Loans” the words “(other than Term B-1 Loans)”;

(ii)	by adding in each of clauses (i)(y), (ii)(y) and (iii) thereof after each instance of “Eurocurrency Term Loans of any Class” the words “(other than Term B-1 Loans)”;

(iii)	by adding in each of clauses (i)(y) and (ii)(y) thereof after each instance of “each such adversely affected Class” the words “(other than Term B-1 Loans)”; and

(iv)	by adding in clause (iii) thereof after “each adversely affected Class of Term Loans” the words “(other than Term B-1 Loans)”.

(ccc) Section 2.24(d) (Increase in Term Loan Commitments) of the Credit Agreement is hereby amended as follows:

(i)	by deleting therefrom “Term B-1 Loans or Term B-2 Loans, as applicable,” and substituting therefor “Term B-3 Loans”; and

(ii)	by deleting therefrom “Eurocurrency Term B-1 Borrowing” and substituting therefor “Eurocurrency Term B-3 Borrowing”.

(ddd) Section 2.25(a) (Increase in Revolving Commitments) of the Credit Agreement is hereby amended as follows:

(i)	by deleting therefrom “Revolving Credit Maturity Date” and substituting therefor “Revolving Tranche B Maturity Date”; and

(ii)	by adding at the end thereof “Any increase made pursuant to this Section 2.25 shall be made to the U.S. Revolving Tranche B Commitments or the European Revolving Tranche B Commitments.”.

(eee) Article II (THE CREDITS) of the Credit Agreement shall be amended by adding a new Section 2.27 at the end thereof as follows:

“SECTION 2.27. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, (a) so long as any Revolving Lender of a Class is a Defaulting Lender, the Swingline Lender shall not be required to fund Swingline Loans of such Class and the Issuing Bank shall not be required to issue, amend or increase Letters of Credit of such Class, unless it is satisfied that cash collateral for the applicable exposure of the Defaulting Lender with respect to such funding (with respect to Swingline Exposures) or such issuance, amendment or increase (with respect to L/C Exposures) will be provided by the applicable Borrower, and (b) if such Defaulting Lender is a U.S. Revolving Tranche B Lender or a European Revolving Tranche B Lender, for so long as such Lender is a Defaulting Lender, the Borrowers shall not be required to pay Facility Fees or L/C Participation Fees in respect of the Commitments or L/C Exposure of such Lender. Without limiting Section 9.08, this Section 2.27 may not be amended, waived or otherwise modified without the prior written consent of the General Administrative Agent, the Swingline Lender and each Issuing Bank.”.

28

(fff) Section 3.13 (Use of Proceeds) of the Credit Agreement is hereby amended by adding at the end of the first sentence thereof the following:

“or for the purposes set forth in the recitals to Amendment No. 3”.

(ggg) Section 5.08 (Use of Proceeds) of the Credit Agreement is hereby amended by adding at the end of the first sentence thereof the following:

“or for the purposes set forth in the recitals to Amendment No. 3”.

(hhh) Article VI (Negative Covenants) of the Credit Agreement is hereby amended by deleting therefrom “on the date hereof” in each instance in each of Sections 6.01(a), 6.02(a) and Section 6.04(j) and substituting therefor “on the Amendment No. 3 Effective Date”.

(iii) Section 6.01 (Indebtedness) of the Credit Agreement is hereby amended as follows:

(i)	by deleting from paragraph (i) thereof “Term Loan Maturity Date” and substituting therefor “Term B-3 Maturity Date”;

(ii)	by deleting from paragraph (k) thereof “or (i)” and substituting therefor “, (i) or (r)”;

(iii)	by deleting from the end of paragraph (q) thereof “and”; and

(iv)	by redesignating paragraph (r) thereof as paragraph (s), and by adding a new paragraph (r) as follows:

“(r) unsecured Indebtedness of Holdings or the Subsidiaries the Net Cash Proceeds of which are used to consummate a Term B-1 Refinancing; provided, however, that all such Indebtedness (i) matures (or becomes mandatorily redeemable at the option of the holder thereof) after the first anniversary of the Term B-3 Maturity Date, (ii) requires no scheduled payment of principal (or other scheduled payment constituting a return of capital) prior to the first anniversary of the Term B-3 Maturity Date, (iii) if subordinated to any Obligations, contains subordination provisions that, when taken as a whole, are no less favorable to the Lenders than the subordination provisions contained in the Subordinated Note Documents and (iv) contains covenants, events of default, remedies and other provisions which, when taken as a whole, are no less favorable to Holdings and its Subsidiaries than those contained in this Agreement or are otherwise reasonably satisfactory to the General Administrative Agent; and”.

(jjj) Section 6.04 (Investments, Loans and Advances) of the Credit Agreement is hereby amended by deleting from paragraph (j) thereof “Schedule 6.04” and substituting therefor “Schedule 6.04(a) and the investment, if any, which may be made following the Amendment No. 3 Effective Date and set forth on Schedule 6.04(b)”.

29

(kkk) Section 6.10 (Interest Coverage Ratio) of the Credit Agreement is hereby amended by deleting the last two rows in the table therein and substituting therefor the following rows:

“
April 1, 2009 through March 31, 2010	2.25 to 1.00
April 1, 2010 through March 31, 2011	2.35 to 1.00
Thereafter	2.50 to 1.00
”.

(lll) Section 6.11 (Fixed Charge Coverage Ratio) of the Credit Agreement is hereby amended by deleting the last row in the table therein and substituting therefor the following rows:

“
April 1, 2009 through March 31, 2010	1.10 to 1.00
Thereafter	1.15 to 1.00
”.

(mmm) Section 6.12 (Maximum Leverage Ratio) of the Credit Agreement is hereby amended by deleting the last two rows in the table therein and substituting therefor the following rows:

“
April 1, 2009 through March 31, 2010	4.50 to 1.00
April 1, 2010 through March 31, 2011	4.00 to 1.00
Thereafter	3.75 to 1.00
”.

(nnn) Article VIII (The Administrative Agents and the Collateral Agents) of the Credit Agreement is hereby amended by adding after the first sentence of the first paragraph thereof the following:

“Each of the Lenders and the Issuing Bank hereby expressly releases each Agent from any restrictions on representing several persons and self-dealing under the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make use of any authorization granted under this Agreement and the other Loan Documents and to perform its respective duties and obligations as Agent hereunder and thereunder.”.

30

(ooo) Section 9.04(b) (Successors and Assigns) of the Credit Agreement shall be amended by deleting “(or, in the case of an assignment by any Revolving Lender whose Revolving Commitments is greater than $10,000,000 as of the date hereof, $2,500,000)” in each place where such text appears.

(ppp) Schedules 6.01, 6.02 and 6.04 of the Credit Agreement are hereby amended and restated in their entirety with Schedule 6.01, 6.02 and 6.04 (including both 6.04(a) and 6.04(b)), respectively, to this Amendment.

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Holdings and each Borrower represent and warrant to the Administrative Agent and each of the Lenders that, as of the Amendment No. 3 Effective Date:

(a) This Amendment has been duly authorized, executed and delivered by Holdings and each Borrower, and the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of Holdings and each Borrower, and this Amendment constitutes a legal, valid and binding obligation of Holdings and each Borrower.

(b) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the Amendment No. 3 Effective Date with the same effect as though made on and as of the Amendment No. 3 Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(c) No Default or Event of Default has occurred and is continuing.

SECTION 5. Effectiveness. This Amendment shall become effective upon the earliest date as of which all of the following have occurred (such date, which occurred on July 23, 2009, the “Amendment No. 3 Effective Date”): (a) the Administrative Agent (or its counsel) shall have received counterparts of this Amendment executed by Holdings, the Borrower, the European Borrower, the Subsidiary Guarantors, Lenders collectively constituting the Required Lenders, including in any event and without limitation, each of the Extending Term Lenders, Extending U.S. Revolving Lenders and Extending European Revolving Lenders, each of the Additional Term Lenders and each of the Additional Revolving Lenders; (b) the Administrative Agent shall have received (i) for the account of each (A) Extending Term Lender, (B) Extending U.S. Revolving Lender and (C) Extending European Revolving Lender, in each case, that transmits its executed counterpart of this Amendment, indicating its consent hereto, to the Administrative Agent on or prior to the Delivery Time, an amendment fee in an amount equal to 0.50% of (I) the outstanding principal amount of the Term Loans (other than any Additional Term Loans) held by such Extending Term Lender as of the Amendment No. 3 Effective Date, with respect to Extending Term Lenders, (II) the U.S. Revolving Commitment (whether used or unused, but excluding any Additional Revolving Commitments) held by such Extending U.S. Revolving Lender, as of the Amendment No. 3 Effective Date, with respect to Extending U.S. Revolving Lenders and (III) the European Revolving Commitment (whether used or unused, but excluding any Additional Revolving Commitments) held by such Extending European Revolving Lender, as of the Amendment No. 3 Effective

31

Date, with respect to Extending European Revolving Lenders, (ii) for the account of each Extending U.S. Revolving Lender and Extending European Revolving Lender that transmits its executed counterpart of this Amendment, indicating its consent hereto, to the Administrative Agent on or prior to the Delivery Time, an extension fee in an amount equal to 3.00% of the aggregate principal amount of the Revolving Commitments (whether used or unused, but excluding any Additional Revolving Commitments) held by such Lender as of the Amendment No. 3 Effective Date as set forth on Schedule I attached hereto, (iii) for the account of each Additional Revolving Lender that transmits its executed counterpart of this Amendment, indicating its consent hereto and its agreement to become a party to the Credit Agreement as an Additional Revolving Lender, to the Administrative Agent on or prior to the Amendment No. 3 Effective Date, an additional fee in an amount equal to 3.00% of the aggregate principal amount of the Additional Revolving Commitments (whether used or unused) held by such Lender as of the Amendment No. 3 Effective Date as set forth on Schedule I attached hereto and (iv) for the account of each Additional Term Lender that transmits its executed counterpart of this Amendment, indicating its consent hereto and its agreement to become a party to the Credit Agreement as an Additional Term Lender, to the Administrative Agent on or prior to the Amendment No. 3 Effective Date, an additional fee in an amount equal to 2.00% of the aggregate principal amount of the Term B-3 Commitments in respect of Additional Term Loans held by such Lender as of the Amendment No. 3 Effective Date; (c) the aggregate amount of U.S. Revolving Commitments and European Revolving Commitments, after giving effect to this Amendment and the consummation of the Revolving Tranche A Termination on the Amendment No. 3 Effective Date pursuant to Section 2(b) of this Amendment, shall not exceed $70,000,000 as of the Amendment No. 3 Effective Date; (d) the Administrative Agent shall have received a certificate, dated the Amendment No. 3 Effective Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions precedent set forth in Sections 4.01(b) and (c) of the Credit Agreement; (e) the Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of Mayer Brown LLP, counsel for Holdings and its Domestic Subsidiaries, and such local counsel as the Administrative Agent may reasonably request that (x) is dated the Amendment No. 3 Effective Date, (y) is addressed to the Administrative Agent and the Lenders and (z) covers such matters relating to this Amendment and the transactions contemplated hereby as the Administrative Agent shall reasonably request and in form and substance reasonably satisfactory to the Administrative Agent; and (f) the Administrative Agent shall have received such other documents, officers’ certificates, certificates of public officials and agreements (including any supplements, modifications or reaffirmations of the Security Documents in any relevant jurisdiction as shall be necessary to reflect the transactions contemplated hereby) as the Administrative Agent or the Required Lenders shall reasonably request.

SECTION 6. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent or under the Credit Agreement (as amended hereby) or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect, nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. On and after the Amendment No. 3 Effective Date, any reference to the Credit Agreement in any Loan Document (other than this Amendment) shall mean the Credit Agreement, as modified hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

32

SECTION 7. Post-Effectiveness Matters. Within five Business Days after the Amendment No. 3 Effective Date or such later date as may be agreed by the Administrative Agent in its sole discretion, the Administrative Agent shall have received, on behalf of itself and the Lenders, each item set forth on Schedule II to this Amendment, in each case in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8. Reaffirmation. Each of Holdings, the Borrower, the European Borrower and each Subsidiary Guarantor, by its signature below, hereby (i) consents to this Amendment and the transactions contemplated hereby, and agrees that, notwithstanding the effectiveness of this Amendment, each Security Document that it is a party to continues to be in full force and effect and (ii) affirms and confirms its Guarantee of the applicable Obligations and, if applicable, the pledge of and/or grant of a security interest in its assets as Collateral to secure the applicable Obligations, all as provided in each applicable Loan Document as originally executed, and acknowledges and agrees that such Guarantee, pledge and/or grant continue in full force and effect in respect of, and to secure, the applicable Obligations under the Credit Agreement and the other Loan Documents.

SECTION 9. Expenses. The Borrowers agree, jointly and severally, to reimburse the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred in connection with this Amendment in accordance with the Credit Agreement, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 10. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 11. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 12. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of page intentionally left blank]

33

IN WITNESS WHEREOF, the parties hereto have caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

SENSUS USA INC.,

By
Name:
Title:

SENSUS METERING SYSTEMS (LUXCO 2) S.ÀR.L.,

By
Name:
Title:

SENSUS (BERMUDA 2) LTD.,

By
Name:
Title:

SENSUS METERING SYSTEMS IP HOLDINGS, INC.,

By
Name:
Title:

M&FC HOLDING, LLC,

By
Name:
Title:

SMITH-BLAIR, INC.,

By
Name:
Title:

SENSUS PRECISION DIE CASTING, INC.,

By
Name:
Title:

SENSUS (BERMUDA 3) LTD.,

By
Name:
Title:

SENSUS METERING SYSTEMS (LUXCO 1) S.AR.L.,

By
Name:
Title:

SENSUS METERING SYSTEMS (LUXCO 3) S.AR.L.,

By
Name:
Title:

SENSUS METERING SYSTEMS (LUXCO 4) S.AR.L.,

By
Name:
Title:
SENSUS METERING SYSTEMS (LUXCO 5) S.AR.L.,

By
Name:
Title:
SENSUS METERING SYSTEMS (FRANCE HOLDINGS) SAS,

By
Name:
Title:

SENSUS METERING SYSTEMS SAS,

By
Name:
Title:

SENSUS METERING SYSTEMS GMBH LUDWIGSHAFEN,

By
Name:
Title:

SENSUS METERING SERVICES GMBH,

By
Name:
Title:

SENSUS METERING SYSTEMS GMBH HANNOVER,

By
Name:
Title:

[Remainder of page intentionally left blank]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as General Administrative Agent, U.S. Collateral Agent, Issuing Bank and Swingline Lender,

By
Name:
Title:

By
Name:
Title:

CREDIT SUISSE, LONDON BRANCH, as European Administrative Agent and European Collateral Agent,

By
Name:
Title:

By
Name:
Title:

SIGNATURE PAGE TO AMENDMENT NO. 3 AND AGREEMENT TO

THE SENSUS METERING SYSTEMS INC. CREDIT AGREEMENT

DATED AS OF DECEMBER 17, 2003, AS AMENDED,

FOR EXTENDING TERM LENDERS, EXTENDING U.S REVOLVING

LENDERS AND EXTENDING EUROPEAN REVOLVING LENDERS

To approve Amendment:

Name of Institution:

,
as Lender,

by
Name:
Title:

For any Institution requiring a second signature line:

by
Name:
Title:

SIGNATURE PAGE TO AMENDMENT NO. 3 AND AGREEMENT TO

THE SENSUS METERING SYSTEMS INC. CREDIT AGREEMENT

DATED AS OF DECEMBER 17, 2003, AS AMENDED

FOR ADDITIONAL REVOLVING LENDERS

To approve Amendment and to become a party to the Credit Agreement as an Additional Revolving Lender:

Name of Institution:

,
as Additional Revolving Lender,

by
Name:
Title:

For any Institution requiring a second signature line:

by
Name:
Title:

Amount of Additional Revolving Commitment: $

SIGNATURE PAGE TO AMENDMENT NO. 3 AND AGREEMENT TO

THE SENSUS METERING SYSTEMS INC. CREDIT AGREEMENT

DATED AS OF DECEMBER 17, 2003, AS AMENDED

FOR ADDITIONAL TERM LENDERS

To approve Amendment and to become a party to the Credit Agreement as an Additional Term Lender:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Additional Term Lender,

By
Name:
Title:

By
Name:
Title:

Amount of Additional Term Loan: $